AGREEMENT OF MERGER


                    Dated as of March 11, 1996

                              Among


                          TELLABS, INC.,


                        TIGER MERGER CO.,


                               and


                     STEINBRECHER CORPORATION

                        TABLE OF CONTENTS


ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . .2

     1.1.      Definitions . . . . . . . . . . . . . . . . . . .2

ARTICLE II     THE MERGER. . . . . . . . . . . . . . . . . . . 10

     2.1.      Surviving Corporation . . . . . . . . . . . . . 10
     2.2.      Effects of the Merger . . . . . . . . . . . . . 11
     2.3.      Certificate of Incorporation, By-Laws,
               Directors and Officers. . . . . . . . . . . . . 11

ARTICLE III    CONVERSION OF SHARES; DETERMINATION OF
               PURCHASE PRICE. . . . . . . . . . . . . . . . . 11

     3.1.      Conversion Terms. . . . . . . . . . . . . . . . 11
     3.2.      Dissenting Shares . . . . . . . . . . . . . . . 14
     3.3.      Exchange of and Payment for Shares, Options
               and Warrants. . . . . . . . . . . . . . . . . . 15
     3.4.      Lost Certificates and Agreements. . . . . . . . 16
     3.5.      Unclaimed Funds . . . . . . . . . . . . . . . . 16
     3.6.      Withholding Rights. . . . . . . . . . . . . . . 17
     3.7.      Indemnity Escrow Agreement. . . . . . . . . . . 17
     3.8.      Further Assurances. . . . . . . . . . . . . . . 18

ARTICLE IV     CLOSING . . . . . . . . . . . . . . . . . . . . 18

     4.1.      Closing Date. . . . . . . . . . . . . . . . . . 18
     4.2.      Filing Certificate of Merger and
               Effectiveness . . . . . . . . . . . . . . . . . 18
     4.3.      Parent's Additional Deliveries. . . . . . . . . 19
     4.4.      Mergerco's Deliveries . . . . . . . . . . . . . 19
     4.5.      The Company's Deliveries. . . . . . . . . . . . 20

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY . . . . . . . . . . . . . . . . . . . . 21

     5.1.      Organization and Capital Structure. . . . . . . 21
     5.2.      Subsidiaries and Investments. . . . . . . . . . 23
     5.3.      Authority . . . . . . . . . . . . . . . . . . . 24
     5.4.      Financial Statements. . . . . . . . . . . . . . 25
     5.5.      Operations Since Balance Sheet Date . . . . . . 25
     5.6.      No Undisclosed Liabilities. . . . . . . . . . . 28
     5.7.      Taxes . . . . . . . . . . . . . . . . . . . . . 28
     5.8.      Availability of Assets and Legality of Use. . . 30
     5.9.      Governmental Permits. . . . . . . . . . . . . . 30
     5.10.     Real Property . . . . . . . . . . . . . . . . . 31
     5.11.     Real Property Leases. . . . . . . . . . . . . . 31
     5.12.     Condemnation. . . . . . . . . . . . . . . . . . 31
     5.13.     Personal Property . . . . . . . . . . . . . . . 31
     5.14.     Personal Property Leases. . . . . . . . . . . . 31
     5.15.     Intellectual Property; Software . . . . . . . . 32
     5.16.     Accounts Receivable; Inventories. . . . . . . . 35
     5.17.     Title to Property . . . . . . . . . . . . . . . 36
     5.18.     Employee Benefit Plans. . . . . . . . . . . . . 36
     5.19.     Employee Relations. . . . . . . . . . . . . . . 41
     5.20.     Contracts; Product Warranties . . . . . . . . . 41
     5.21.     Status of Contracts . . . . . . . . . . . . . . 43
     5.22.     No Violation, Litigation or Regulatory
               Action. . . . . . . . . . . . . . . . . . . . . 43
     5.23.     Environmental Matters . . . . . . . . . . . . . 44
     5.24.     Insurance . . . . . . . . . . . . . . . . . . . 46
     5.25.     Customers and Suppliers . . . . . . . . . . . . 47
     5.26.     Budgets . . . . . . . . . . . . . . . . . . . . 47
     5.27.     No Finder . . . . . . . . . . . . . . . . . . . 47
     5.28.     Financial Projections . . . . . . . . . . . . . 47
     5.29.     Proxy Statement . . . . . . . . . . . . . . . . 47
     5.30.     Opinion of Financial Advisor. . . . . . . . . . 48

ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF PARENT
               AND MERGERCO. . . . . . . . . . . . . . . . . . 48

     6.1.      Organization and Capital Structure. . . . . . . 48
     6.2.      Authority . . . . . . . . . . . . . . . . . . . 48
     6.3.      No Finder . . . . . . . . . . . . . . . . . . . 50
     6.4.      No Litigation or Regulatory Action. . . . . . . 50
     6.5.      Investment Representation . . . . . . . . . . . 50

ARTICLE VII    ACTION PRIOR TO THE EFFECTIVE TIME. . . . . . . 50

     7.1.      Investigation of the Company by Parent. . . . . 50
     7.2.      Preserve Accuracy of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 51
     7.3.      Consents of Third Parties; Governmental
               Approvals . . . . . . . . . . . . . . . . . . . 51
     7.4.      Conduct of Business Prior to the Effective
               Time. . . . . . . . . . . . . . . . . . . . . . 52
     7.5.      Notification by the Company of Certain
               Matters . . . . . . . . . . . . . . . . . . . . 55
     7.6.      Mutual Cooperation; Reasonable Best Efforts . . 55
     7.7.      No Solicitation . . . . . . . . . . . . . . . . 55
     7.8.      Subsequent Financial Statements . . . . . . . . 56
     7.9.      Antitrust Law Compliance. . . . . . . . . . . . 57

ARTICLE VIII   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . 57

     8.1.      Preparation of Proxy Statement; Action
               by Company. . . . . . . . . . . . . . . . . . . 57
     8.2.      Restricted Parent Common Stock Pool . . . . . . 58
     8.3.      Indemnification and Insurance . . . . . . . . . 58

ARTICLE IX     CONDITIONS PRECEDENT TO OBLIGATIONS OF
               PARENT AND MERGERCO . . . . . . . . . . . . . . 59

     9.1.      No Misrepresentation or Breach of Covenants
               and Warranties. . . . . . . . . . . . . . . . . 59
     9.2.      No Changes or Destruction of Property . . . . . 59
     9.3.      No Restraint or Litigation. . . . . . . . . . . 60
     9.4.      Necessary Governmental Approvals. . . . . . . . 60
     9.5.      Necessary Consents. . . . . . . . . . . . . . . 60
     9.6.      Stockholders' Approval; Dissenters' Rights. . . 60
     9.7.      Indebtedness. . . . . . . . . . . . . . . . . . 61
     9.8.      Warrants. . . . . . . . . . . . . . . . . . . . 61
     9.9.      FIRPTA Certificate. . . . . . . . . . . . . . . 61
     9.10.     Fairness Opinion. . . . . . . . . . . . . . . . 61

ARTICLE X      CONDITIONS PRECEDENT TO OBLIGATIONS OF
               THE COMPANY . . . . . . . . . . . . . . . . . . 62

     10.1.     No Misrepresentation or Breach of Covenants
               and Warranties. . . . . . . . . . . . . . . . . 62
     10.2.     No Restraint or Litigation. . . . . . . . . . . 62
     10.3.     Necessary Governmental Approvals. . . . . . . . 62

ARTICLE XI     INDEMNIFICATION . . . . . . . . . . . . . . . . 62

     11.1.     Indemnity Fund. . . . . . . . . . . . . . . . . 62
     11.2.     Indemnification from Indemnity Fund . . . . . . 63
     11.3.     Termination of Indemnity Fund . . . . . . . . . 64
     11.4.     Notice and Determination of Claims. . . . . . . 64
     11.5.     Stockholder Representatives . . . . . . . . . . 66
     11.6.     Actions of the Stockholder Representatives. . . 67
     11.7.     Third Person Claims . . . . . . . . . . . . . . 67

ARTICLE XII    TERMINATION . . . . . . . . . . . . . . . . . . 68

     12.1.     Termination Rights. . . . . . . . . . . . . . . 68
     12.2.     Notice of Termination . . . . . . . . . . . . . 69
     12.3.     Effect of Termination . . . . . . . . . . . . . 69

ARTICLE XIII   GENERAL PROVISIONS. . . . . . . . . . . . . . . 69

     13.1.     Survival of Obligations . . . . . . . . . . . . 69
     13.2.     Confidential Nature of Information;
               Non-Solicitation.   . . . . . . . . . . . . . . 69
     13.3.     No Public Announcement. . . . . . . . . . . . . 70
     13.4.     Notices . . . . . . . . . . . . . . . . . . . . 70
     13.5.     Successors and Assigns. . . . . . . . . . . . . 71
     13.6.     Entire Agreement; Amendments. . . . . . . . . . 72
     13.7.     Interpretation. . . . . . . . . . . . . . . . . 72
     13.8.     Waivers . . . . . . . . . . . . . . . . . . . . 72
     13.9.     Fees and Expenses . . . . . . . . . . . . . . . 73
     13.10.    Partial Invalidity. . . . . . . . . . . . . . . 74
     13.11.    Execution in Counterparts . . . . . . . . . . . 74
     13.12.    Further Assurances. . . . . . . . . . . . . . . 75
     13.13.    Governing Law . . . . . . . . . . . . . . . . . 75

                       AGREEMENT OF MERGER



          AGREEMENT OF MERGER, dated as of March 11, 1996 (this "Agreement"), among Tellabs, Inc., a Delaware corporation ("Parent"), Tiger Merger Co., a Delaware corporation indirectly wholly-owned by Parent ("Mergerco"), and Steinbrecher Corporation, a Delaware corporation (the "Company"), (Mergerco and the Company being hereinafter sometimes referred to as the "Constituent Corporations").


                       W I T N E S S E T H:


          WHEREAS, Mergerco is a Delaware corporation having an authorized capital of 1,000 shares of common stock, par value $.01 per share ("Mergerco Common Stock"), all of which are issued and outstanding and owned of record and beneficially by Tellabs Operations, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Operations"); and

          WHEREAS, the Company is a Delaware corporation having
(i) an authorized capital of 25,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock"), of which, as of the date hereof, 1,530,679 shares are issued and outstanding; (ii) 1,000,000 shares of special preferred stock, $.01 par value per share (the "Special Preferred Stock"), none of which are issued and outstanding; and (iii) 10,411,429 shares of convertible preferred stock, $1.00 par value per share (the "Company Preferred Stock"), of which, as of the date hereof, 9,147,548 shares are issued and outstanding; and

          WHEREAS the Company also has outstanding certain
Warrants and Stock Options (as defined below); and

          WHEREAS, the Company is engaged in the business of developing, manufacturing and selling wideband wireless communication systems; and

          WHEREAS, the respective Boards of Directors of Parent and the Constituent Corporations have approved the merger (the "Merger") of Mergerco into the Company pursuant to the terms and conditions of this Agreement, Operations has approved the Merger and adopted this Agreement as the sole stockholder of Mergerco, and the Board of Directors of the Company has directed that this Agreement be submitted to its stockholders for adoption; and

          WHEREAS, Parent, Mergerco and the Company desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual cove-nants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:


                            ARTICLE I

                           DEFINITIONS

          1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Sec-tion 1.1 and shall be equally applicable to both the singular and plural forms and reference to the neuter gender includes the masculine and feminine where appropriate. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Accruing Dividends" has the meaning specified in paragraph 3 of Article FOURTH of the Company's Certificate of Incorporation as in effect on the date hereof.

          "Acquisition Expenses" has the meaning specified in
Section 13.9(a).

          "Acquisition Proposal" shall have the meaning specified in Section 7.7.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" shall have the meaning specified in the first paragraph of this Agreement of Merger.

          "Aggregate Merger Consideration" has the meaning specified in Section 3.1(k).

          "Associate" has the meaning specified in Section
5.18(j).

          "Audited Financial Statements" has the meaning specified in Section 5.4.

          "Balance Sheet" means the audited balance sheet of the Company as of December 31, 1995 included in Schedule 5.4.

          "Balance Sheet Date" means December 31, 1995.

          "Cash Flow Projection" means the cash flow projection from the Company's calendar year 1996 Business Plan, as amended on January 31, 1996, a copy of which is attached as Schedule I to the Parent Loan Agreement.

          "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Claim Notice" has the meaning specified in
Section 11.4(a).

          "Closing" means the closing of the Merger of Mergerco with and into the Company in accordance with Article IV.

          "Closing Date" has the meaning specified in
Section 4.1.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Common Stock Premium" means, with respect to any date, 5% of $2.02, compounded annually, calculated from August 5, 1987 up to and including such date.

          "Company" has the meaning specified in the first paragraph of this Agreement.

          "Company Agreements" has the meaning specified in
Section 5.21.

          "Company Ancillary Agreements" means the Certificate of
Merger identified in Section 4.2 and all certificates to be executed and delivered by or on behalf of the Company under this Agreement.

          "Company Common Stock" has the meaning specified in the second WHEREAS clause of this Agreement.

          "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that files or has filed a consolidated federal income Tax Return and that, at any time on or before the Effective Time, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

          "Company Preferred Stock" has the meaning specified in the second WHEREAS clause of this Agreement.

          "Company Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company (including any surface water thereon or adjacent thereto and any soil or ground water thereunder), whether currently or at any previous time.

          "Confidentiality Agreement" means that certain Non-Disclosure Agreement dated January 30, 1996, between Parent and the Company.

          "Constituent Corporations" has the meaning specified in the first paragraph of this Agreement.

          "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

          "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "Dissenting Consideration" has the meaning specified in
Section 3.2.

          "Dissenting Shares" has the meaning specified in
Section 3.2

          "Effective Date" and "Effective Time" have the respective meanings specified in Section 4.2.

          "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

          "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Law" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, including any regulations promulgated thereunder.

          "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          "Extra Per Share Payment" has the meaning specified in
Section 3.1(j).

          "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "Governmental Permits" has the meaning specified in
Section 5.9.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Indemnity Agent" has the meaning specified in Section
11.1.

          "Indemnity Agreement" has the meaning specified in
Section 11.1.

          "Indemnity Amount" has the meaning specified in Section
3.7.

          "Indemnity Fund" has the meaning specified in Section
3.7.

          "IRS" means the Internal Revenue Service.

          "Leased Real Property" has the meaning specified in
Section 5.11.

          "Loss" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "Material Adverse Change" or "Material Adverse Effect" means any change or effect (or any development that, insofar as can be reasonably foreseen, would result in any change or effect) that is materially adverse to the assets, business, financial condition or results of operations of the applicable Person or Persons.

          "MCRC Warrant" has the meaning specified in the definition of "Warrants" below.

          "Merger" has the meaning in the fifth WHEREAS clause of this Agreement.

          "Mergerco" has the meaning specified in the first paragraph of this Agreement.

          "Mergerco Common Stock" has the meaning specified in the first WHEREAS clause of this Agreement.

          "1988 Stock Plan" means the 1988 Incentive Stock Option
Plan adopted by the Board of Directors of the Company on October
19, 1988, as amended on August 17, 1990, July 19, 1991, February
1, 1993 and November 30, 1993.

          "1994 Stock Plan" means the 1994 Stock Option/Stock
Issuance Plan adopted by the Board of Directors of the Company on April 12, 1994, as amended on September 16, 1994.

          "Option Consideration" has the meaning specified in
Section 3.1(h).

          "OSHA" means the Occupational Safety and Health Act, 29
U.S.C. Subsection 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

          "Parent" has the meaning specified in the first para-graph of this Agreement.

          "Parent Ancillary Agreements" means the Indemnity
Agreement and all certificates to be executed and delivered by or on behalf of Parent under this Agreement.

          "Parent Group Member" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

          "Parent Loan Agreement" means that certain Loan
Agreement, dated as of February 26, 1996, between Parent as Lender and the Company as Borrower.

          "Paying Agent" has the meaning specified in Section
3.3(a).

          "Paying Agency Agreement" has the meaning specified in
Section 3.3(a).

          "Per Common Share Price" has the meaning specified in
Section 3.1(c).

          "Per Preferred Share Price" means the amount into which any share of Company Preferred Stock is convertible pursuant to Sections 3.1(d), 3.1(e), 3.1(f) or 3.1(g).

          "Permitted Encumbrances" means (i) liens for Taxes not yet due or liens for Taxes being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on the Balance Sheet of the Company in accordance with generally accepted accounting principles;

          (ii) liens on property or assets of the Company, such as carriers', warehousemen's, landlord's and mechanics' liens and other similar liens, in each case, arising in the ordinary course of business and that do not in the aggregate materially detract from the value of the property or assets subject thereto or materially impair the use thereof in the operation of the business of the Company;

          (iii) pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, not involving in excess of $100,000 in the aggregate;

          (iv)  liens under Article 2 of the Uniform Commercial
Code that are special property interests in goods identified as goods to which a contract refers;

          (v)  liens under Article 9 of the Uniform Commercial
Code that are purchase money security interests attaching to the assets acquired in connection therewith;

          (vi) existing liens described on Schedule 5.17 and existing liens securing lease obligations which involve the payment by the Company of less than $10,000 per year; and

          (vii)  liens in favor of Parent.

          "Person" means any individual, corporation, partner-ship, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Proxy Statement" has the meaning specified in Section
5.29.

          "RCRA" means the Resource Conservation and Recovery
Act, 42 U.S.C. Subsection 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water or groundwater of any Company Property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

          "Securities" means, collectively, shares of Company
Common Stock and Company Preferred Stock, Stock Options and
Warrants.

          "Series A Preferred Stock," "Series B Preferred Stock,"
"Series C Preferred Stock" and "Series D Preferred Stock" each has the meaning set forth in Section 5.1(b).

          "Software" has the meaning specified in Section
5.15(b).

          "Special Preferred Stock" has the meaning specified in the second WHEREAS clause of this Agreement.

          "Stock Agreements" has the meaning specified in Section
3.3(b).

          "Stock Certificates" has the meaning specified in
Section 3.3(b).

          "Stock Options" means the option agreements granted under the Company's 1988 Stock Plan or 1994 Stock Plan for the purchase of shares of Company Common Stock.

          "Stockholder Representatives" means two Persons (and an alternate Person, to serve in the event either of them is unable or unwilling to act) designated in writing by the Company to Parent prior to the delivery of the Proxy Statement pursuant to
Section 8.1, or if such Person is unable or unwilling to act, then the Person appointed by a written instrument or instruments delivered to Parent and signed by the holders of Securities (other than shares of Series D Preferred Stock and Dissenting Shares) who would be entitled to receive a majority of the Aggregate Merger Consideration at the Effective Time pursuant to
Section 3.1.

          "Stockholders' Meeting" has the meaning specified in
Section 5.29.

          "Subordinated Note" means that certain 8 1/2% Subordinated Note, in the aggregate principal amount of $1,000,000, dated
March 5, 1993, issued to Massachusetts Capital Resource Company.

          "Subsidiary" means, for any Person, any corporation, partnership, joint venture or other entity of which the Person
(i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, or (ii) is a general partner.

          "Surviving Corporation" has the meaning specified in
Section 2.1.

          "Surviving Corporation Common Stock" has the meaning specified in Section 3.1(a).

          "Tax" (and with correlative meaning "Taxes", "Taxing" and "Taxable") means: (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, ad valorem, value added, sales, use, transfer, gains, license, franchise, severance, excise, employment, payroll, environmental, windfall profit, withholding, stamp or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

          "Tax Return" means any return, report or similar statement required to be filed with any Taxing authority with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company (or predecessors or successors of the Company).

          "Unaudited Financial Statements" has the meaning specified in Section 5.4.

          "Warrant Consideration" has the meaning specified in
Section 3.1(i).

          "Warrants" means (i) that certain Common Stock Purchase Warrant, dated March 5, 1993 (the "MCRC Warrant"), to acquire 238,095 shares of Company Common Stock issued to Massachusetts Capital Resource Company pursuant to a certain Subordinated Note and Warrant Purchase Agreement, dated as of March 5, 1993, between the Company and Massachusetts Capital Resource Company, and (ii) that certain Stock Purchase Warrant to purchase 20,000 shares of Company Common Stock issued to Financing for Science International, Inc.



                            ARTICLE II

                            THE MERGER

          2.1. Surviving Corporation. Upon the terms and subject to the conditions contained herein and in accordance with the provisions of this Agreement and the DGCL, at the Effective Time, Mergerco shall be merged with and into the Company, which, as the corporation surviving in the Merger (the "Surviving Corporation"), shall continue to exist under and be governed by the laws of the State of Delaware. Upon the effectiveness of the Merger, the separate existence of Mergerco shall cease except to the extent provided by the DGCL and the Surviving Corporation shall succeed to and assume all the rights and obligations of Mergerco in accordance with the DGCL.

          2.2. Effects of the Merger. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

          2.3. Certificate of Incorporation, By-Laws, Directors and Officers. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so that Article FOURTH thereof reads in its entirety as follows: "The authorized capital stock of the Corporation shall be 1,000 shares of Common Stock, $0.01 par value". As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the By-Laws of the Surviving Corporation. The directors of Mergerco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their resignation or removal or until their respective successors are duly elected and qualified. The statutory officers of the Company immediately prior to the Effective Time shall be the initial statutory officers of the Surviving Corporation until their resignation or removal or until their respective successors are duly elected and qualified.


                           ARTICLE III

      CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE

          3.1. Conversion Terms. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Mergerco:

          (a) Mergerco Common Stock. Each share of Mergerco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Mergerco Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Mergerco Common Stock shall have been converted.

          (b) Treasury Stock. All shares of Company Common Stock and Company Preferred Stock that immediately prior to the Effective Time are held in the treasury of the Company shall be canceled and retired and no cash or other consideration shall be paid or delivered in exchange therefor and the Merger will effect no conversion thereof.

          (c) Company Common Stock. Subject to the provisions of Section 3.7 and Article XI, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock issued after the date of this Agreement upon the exercise of existing Stock Options or Warrants, or the conversion of existing shares of Company Preferred Stock in accordance with their respective terms (other than shares to be canceled pursuant to Section 3.1(b)), shall be converted into and become the right to receive, without interest, $2.02 plus the accrued and unpaid Common Stock Premium up to and including the Effective Date and plus (to the extent provided in Section 3.1(j)) the Extra Per Share Payment (such aggregate amount being hereinafter referred to as the "Per Common Share Price"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired; and each holder of a certificate representing any such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Common Share Price for each share of Company Common Stock.

          (d) Series A Preferred Stock. Subject to the provisions of Section 3.7 and Article XI, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b)) shall be converted into and become the right to receive, without interest, $4.20 plus the unpaid Accruing Dividends with respect thereto (whether or not declared) and plus (to the extent provided in Section 3.1(j)) the Extra Per Share Payment times 4.20 divided by 1.26. All such shares of Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired; and each holder of a certificate representing any such Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Price specified in the foregoing sentence for each share of Series A Preferred Stock.

          (e) Series B Preferred Stock. Subject to the provisions of Section 3.7 and Article XI, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b)) shall be converted into and become the right to receive, without interest, $2.02 plus the unpaid Accruing Dividends with respect thereto (whether or not declared) and plus (to the extent provided in Section 3.1(j)) the Extra Per Share Payment times 2.02 divided by 1.26. All such shares of Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired; and each holder of a certificate representing any such Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Price specified in the foregoing sentence for each share of Series B Preferred Stock.

          (f) Series C Preferred Stock. Subject to the provisions of Section 3.7 and Article XI, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b)) shall be converted into and become the right to receive, without interest, $2.10 plus the unpaid Accruing Dividends with respect thereto (whether or not declared) and plus (to the extent provided in Section 3.1(j)) the Extra Per Share Payment. All such shares of Series C Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired; and each holder of a certificate representing any such Series C Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Price specified in the foregoing sentence for each share of Series C Preferred Stock.

          (g) Series D Preferred Stock. Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b)) shall be converted into and become the right to receive, without interest, $8.00. All such shares of Series D Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired; and each holder of a certificate representing any such Series D Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Price specified in the foregoing sentence for each share of Series D Preferred Stock.

          (h) Stock Options. Subject to Section 3.7 and Article XI, each unexpired Stock Option outstanding immediately prior to the Effective Time shall, effective as of the Effective Time, be converted into the right to receive, without interest, for each share of Company Common Stock subject thereto, the Per Common Share Price less the per share exercise price of such Stock Option (in each case, the "Option Consideration"), as and when received by the holders of the shares of Company Common Stock.

          (i) Warrants. Subject to Section 3.7 and Article XI, each unexpired Warrant outstanding immediately prior to the Effective Time shall, effective as of the Effective Time, be converted into the right to receive, without interest, for each share of Company Common Stock subject thereto, the Per Common Share Price less the per share exercise price of such Warrant (but not less than $0) (in each case, the "Warrant Consideration"), as and when received by the holders of the Company Common Stock.

          (j) Extra Per Share Payment. The "Extra Per Share Payment" shall be an amount equal to the Aggregate Merger Consideration minus all amounts payable under Sections 3.1(c) - (i) (excluding any portion thereof attributable to the Extra Per Share Payments) divided by the number of all of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (assuming the exercise of the MCRC Warrants and all Stock Options outstanding immediately prior to the Effective Time and the conversion of all shares of Series of A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Effective Time for shares of Company Common Stock).

          (k) Total Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate merger consideration payable by Parent, Mergerco or the Surviving Corporation to holders of Securities in connection with the Merger exceed $76,000,000 (the "Aggregate Merger Consideration").

          3.2. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with the provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Per Common Share Price specified in Section 3.1(c) or the Per Preferred Share Price specified in Section 3.1(d), 3.1(e), 3.1(f) or 3.1(g), as applicable, but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (the "Dissenting Consideration"); provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for its shares or such holder shall otherwise lose its appraisal rights, then in any such case, each share of Company Common Stock or Company Preferred Stock, as the case may be, held of record by such holder shall automatically be converted into and represent only the right to receive the applicable consideration specified in Sections 3.1(c)
- (g), upon the surrender of the certificate or certificates representing such Dissenting Shares.

          3.3.  Exchange of and Payment for Shares, Options and
Warrants.

          (a) Immediately after the Effective Time and subject to Section 3.7 and Article XI, Parent shall make available, by transferring to First Chicago Trust Company of New York, or another financial institution mutually acceptable to Parent and the Company (the "Paying Agent"), cash in an amount necessary to make the payments provided for in Section 3.1 hereof with respect to the outstanding Company Common Stock and Company Preferred Stock not constituting Dissenting Shares, and all of the Stock Options and Warrants. The Paying Agent shall hold such funds and deliver them in accordance with the terms hereof and the terms of a Paying Agency Agreement to be entered into by and between the Paying Agent and Parent and reasonably acceptable to the Company (the "Paying Agency Agreement").

          (b) Subject to receipt by the Paying Agent and Parent of sufficient information from the Company to satisfy such obligations, the Paying Agent shall promptly mail or cause to be mailed to each record holder (other than the Company) of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock or Company Preferred Stock except for shares to be canceled pursuant to Section 3.1(b) (the "Stock Certificates"), and to each holder of an agreement evidencing any Stock Options or Warrants (collectively, the "Stock Agreements"), a form letter of transmittal (the "Transmittal Letter") specifying that delivery shall be effected, and risk of loss and title to the Stock Certificates and Stock Agreements shall pass, only upon proper delivery of the Stock Certificates and Stock Agreements to the Paying Agent, and instructions for use in effecting the surrender of the Stock Certificates and the Stock Agreements in exchange for payment therefor.

          (c)  After the Effective Time and subject to Section
3.7 and Article XI, each holder of a Stock Certificate, except for shares to be canceled pursuant to Section 3.1(b), and each holder of a Stock Agreement, in each case outstanding immediately prior to the Effective Time, may surrender such Stock Certificate or Stock Agreement to the Paying Agent, and, subject to the provisions of this Section 3.3, the Paying Agent shall promptly deliver or cause to be delivered to such holder a check in an amount equal to the consideration exchangeable therefor pursuant to Section 3.1, minus the portion of the Indemnity Amount allocable to each such holder as provided in Section 3.7, with respect to such Stock Certificates and/or Stock Agreements. In no event shall the holder of any such surrendered Stock Certificates or Stock Agreements be entitled to receive interest on any of the funds to be received in the Merger. If such check is to be sent to a Person other than the Person in whose name the Stock Certificates or Stock Agreements are registered, among other things, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Paying Agent the transfer Taxes required by reason of the delivery of such check to a Person other than the registered holder of the Stock Certificates or Stock Agreements surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

          (d) Until so surrendered, each outstanding Stock Certificate and each outstanding Stock Agreement, in each case immediately prior to the Effective Time, shall not be transferable on the books of the Surviving Corporation or Parent after the Effective Time, but shall be deemed for all purposes to evidence only the right to receive such Per Common Share Price, Per Preferred Share Price, Option Consideration or Warrant Consideration, as the case may be, as such holders are entitled to receive pursuant to the terms of this Agreement.

          3.4. Lost Certificates and Agreements. In the event any Stock Certificate or Stock Agreement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof claiming such Stock Certificate or Stock Agreement to be lost, stolen or destroyed, the Paying Agent shall pay to such Person the amount of cash payable to the holder of such lost, stolen or destroyed Stock Certificate or Stock Agreement determined in accordance with Sections 3.1 and 3.3. When authorizing such payment in exchange for any lost, stolen or destroyed Stock Certificate or Stock Agreement, the Person to whom the cash is to be paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond satisfactory to the Surviving Corporation in such sum as it may direct, or otherwise indemnify the Surviving Corporation in a manner satisfactory to the Surviving Corporation, against any claim that may be made against Parent, Mergerco or the Surviving Corporation with respect to the Stock Certificates or Stock Agreements alleged to have been lost, stolen or destroyed.

          3.5. Unclaimed Funds. Thirty days after the first anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to the Parent any funds which have not been disbursed to holders of Stock Certificates or Stock Agreements, and thereafter such holders shall be entitled only to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for the cash payable upon due surrender of their Stock Certificates or Stock Agreements (and Parent and the Surviving Corporation shall, subject to such laws, be required to make such cash payments). None of Parent, Mergerco, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.6. Withholding Rights. Parent shall be entitled to deduct and withhold from the Per Common Share Price, the Per Preferred Share Price, the Option Consideration or the Warrant Consideration (or any component thereof) otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock, Stock Options or Warrants, or to any designee of such holder, such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, or any provision of state, local or foreign tax law. To the extent practicable, Parent shall instruct the Paying Agent with respect to tax matters relating to employee tax withholding prior to the Effective Time. At least five days before the Effective Date, the Company shall provide to Parent all information reasonably necessary to permit Parent to determine the amounts, if any, required to be withheld with respect to employee tax withholding.

          3.7. Indemnity Escrow Agreement. Notwithstanding anything else to the contrary in this Agreement, $2,500,000 of the aggregate amount payable under this Article III to the holders of Stock Certificates (not representing Dissenting Shares) and Stock Agreements (collectively, the "Indemnity Amount") shall not be deposited with the Paying Agent and shall not be paid to such holders upon the surrender of such certificates and agreements to the Paying Agent. Instead, the Indemnity Amount shall be deposited by Parent immediately after the Effective Time with the Indemnity Agent and shall constitute the initial escrow fund to be held and released in accordance with the provisions of Article XI and the Indemnity Agreement (the "Indemnity Fund"). The Indemnity Amount shall be allocated among and withheld from payment to the holders of Securities, other than holders of Series D Preferred Stock and holders of Dissenting Shares, pro-rata based on their ownership of shares of Company Common Stock (assuming the conversion of all shares of Company Preferred Stock (other than shares of Series D Preferred Stock and other than Dissenting Shares) and the exercise of the MCRC Warrant and the Stock Options).

          3.8. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper
(i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or
(ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.


                            ARTICLE IV

                             CLOSING

          4.1. Closing Date. The Closing of the Merger shall take place at 10:00 A.M., local time, on April 17, 1996 at the offices of Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts, or as soon thereafter as reasonably practicable consistent with the terms and provisions of this Agreement. The date on which the Closing is actually held is hereinafter sometimes referred to as the "Closing Date." Each party agrees to use its reasonable best efforts to satisfy promptly all conditions to the respective obligations of the parties hereto in order to close the Merger on April 17, 1996, or, if the parties are unable after using such reasonable best efforts to close on such date, in order to close as soon thereafter as is reasonably practicable.

          4.2. Filing Certificate of Merger and Effectiveness. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in
Article IX or Article X, as the case may be, at the Closing the parties shall cause the Merger to be consummated by filing a Certificate of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the laws of the State of Delaware, in the office of the Secretary of State of the State of Delaware. The Merger shall become effective upon such filing as provided by the DGCL. The date and time on such date of effectiveness of the Merger are herein called, respectively, the "Effective Date" and the "Effective Time."

          4.3. Parent's Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Effective Time Parent shall deliver to the Company all of the following:

          (a) a copy of the Certificate of Incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

          (c)  a certificate of the Secretary or an
     Assistant Secretary of Parent, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to the Certificate of Incorporation of Parent since a specified date; (ii) the By-laws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

          (d) an opinion of internal counsel to Parent and Mergerco, dated the Effective Date and in form and substance reasonably satisfactory to the Company;

          (e) the certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Parent;

          (f) all consents, waivers or approvals obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement; and

          (g)  the Indemnity Agreement duly executed by Parent.

          4.4. Mergerco's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Effective Time Mergerco shall deliver to the Company all of the following:

          (a) a copy of the Certificate of Incorporation of Mergerco certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Mergerco, issued as of a recent date by the Secretary of State of the State of Delaware;

          (c)  a certificate of the Secretary or an
     Assistant Secretary of Mergerco, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to the Certificate of Incorporation of Mergerco since a specified date;
     (ii) the By-laws of Mergerco; (iii) the resolutions of the Board of Directors of Mergerco authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Operations adopting this Agreement in accordance with Section 251 of the DGCL; and (iv) the incumbency and signatures of the officers of Mergerco executing this Agreement; and

          (d) the certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Mergerco.

          4.5. The Company's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at the Effective Time the Company shall deliver to Parent all of the following:

          (a) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

          (b)  a certificate of good standing of the
     Company, issued as of a recent date by the Secretary of State of the State of Delaware;

          (c)  a certificate of the Secretary or an
     Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Certificate of Incorporation of the Company since a specified date;
     (ii) the By-laws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the stockholders of the Company adopting this Agreement in accordance with Section 251 of the DGCL; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

          (d) An opinion of Foley, Hoag & Eliot, counsel to the Company, dated the Effective Date and in form and substance reasonably satisfactory to Parent;

          (e) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

          (f) resignations of each of the directors of the Company, effective as of the Effective Time;

          (g)  the certificates contemplated by Sections
     9.1, 9.2, 9.6, 9.7(a) and 9.10 duly executed by the appropriate officer of the Company;

          (h) the documents contemplated by Section 9.7(b) to be delivered to Parent;

          (i) copies of the consents of Warrant holders to the cancellation of their Warrants pursuant to the Merger to be delivered pursuant to Section 9.8; and

          (j) the Indemnity Agreement duly executed by the Stockholder Representatives; and

          (k)  the FIRPTA certificate contemplated by Section
     9.9.


                            ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to Parent and Mergerco to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Mergerco and agrees as follows:

          5.1. Organization and Capital Structure. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 5.1(a), which are the only jurisdictions in which the ownership or leasing of its assets or the conduct of its business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required to so qualify, in each case other than those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has full power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted. True and complete copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company have been delivered to Parent.

          (b) The authorized capital of the Company consists of
(i) 25,000,000 shares of Company Common Stock, of which 1,530,679 have been issued and are outstanding, none of which are held as treasury shares and, except as set forth in Schedule 5.1(b), none of which is reserved for any purpose; (ii) 10,411,429 shares of Company Preferred Stock, of which 476,192 shares of Series A convertible redeemable preferred stock, par value $1.00 per share ("Series A Preferred Stock") are issued and outstanding, 1,143,568 shares of Series B convertible redeemable preferred stock, par value $1.00 per share ("Series B Preferred Stock") are issued and outstanding, 3,166,669 shares of Series C convertible redeemable preferred stock, par value $1.00 per share ("Series C Preferred Stock") are issued and outstanding and 4,361,119 shares of Series D convertible redeemable preferred stock, par value $1.00 per share ("Series D Preferred Stock") are issued and outstanding, and none of which are held as treasury shares or are reserved for any purpose; and (iii) 1,000,000 shares of Special Preferred Stock, none of which have been issued or are outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable.
Schedule 5.1(b) sets forth (i) as of February 29, 1996, the unpaid Accruing Dividends (whether or not declared) with respect to each holder of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and (ii) commencing on March 1, 1996 and up to and including the Effective Date, the per diem accrual rate of the Accruing Dividends (whether or not declared) on each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Schedule 5.1(b) also sets forth (i) as of February 29, 1996, the unpaid Common Stock Premium and (ii) commencing on March 1, 1996 and up to and including the Effective Date, the per diem accrual rate of the Common Stock Premium. There are no declared but unpaid dividends or other distributions with respect to any shares of Company Common Stock or Company Preferred Stock.

          (c) All of the Company Common Stock, Company Preferred Stock, Stock Options and Warrants are held of record by the holders and in the amounts identified in Schedule 5.1(c).
Schedule 5.1(c) also sets forth the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible, the "exercise price" per share of each Stock Option and each Warrant, the date of grant of each Stock Option and Warrant and the expiration date thereof and the number of shares of Company Common Stock issuable upon the exercise of each Stock Option or Warrant. True and complete copies of the stock record books, agreements evidencing Warrants and, to the extent available to the Company, agreements evidencing Stock Options have been made available to Parent. Each Warrant and Stock Option was duly issued, and is valid and in full force and effect.

          (d) The sum of the number of shares of outstanding Company Common Stock, the number of shares of Company Common Stock into which all the outstanding shares of Company Preferred Stock are convertible and the number of shares of Company Common Stock issuable upon the exercise of all of the Stock Options and Warrants is 13,893,974.

          (e) Except as set forth in Schedule 5.1(e), the consideration to be received by holders of the shares of Company Common Stock, Company Preferred Stock, Stock Options and Warrants and the treatment of such holders pursuant to Section 3.1 is in accordance with and consistent with the Certificate of Incorporation of the Company, as amended to date, and the Stock Agreements. Commencing from the Effective Time, neither Parent nor the Surviving Corporation shall have any further obligation with respect to Stock Options other than the payment of the Option Consideration in accordance herewith and remitting to the appropriate Governmental Body any amount withheld with respect thereto under Section 3.6.

          (f) Except for the Stock Options and Warrants described in Schedule 5.1(c) and except as set forth in Schedule 5.1(f), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Company Common Stock or Company Preferred Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in this Agreement or in Schedule 5.1(f), the Company is not a party to, and does not otherwise have any knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. The Company has not issued any security in breach of any applicable Requirements of Laws of the United States of America or any state thereof.

          (g)  The Company is its own "ultimate parent entity"
(as defined in 16 C.F.R. Section 801.1(a)(3) (1994)).

          5.2. Subsidiaries and Investments. Except as set forth in Schedule 5.2, the Company does not own directly or indirectly any outstanding voting securities or equity interests in any corporation, partnership, limited liability company, joint venture or other entity and is not a partner in any partnership or a joint venturer in any joint venture.

          5.3. Authority. (a) The Company has full power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized and approved by the Company's Board of Directors and, except for the adoption of this Agreement by Company's stockholders in accordance with
Section 8.1(b) and the filing contemplated by Section 4.2, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and each of the Company Ancillary Agreements has been duly authorized by the Company and will be duly executed and delivered at the Closing.

          (b) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement, any of the Company Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by the Company will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Company's assets, under (1) the Certificate of Incorporation or By-laws of the Company, (2) any Company Agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or any of its assets or business is subject or by which the Company is bound, (4) any Court Order to which the Company is a party or any of its assets or business is subject or by which the Company is bound, other than such as do not and would not reasonably be expected to have a Material Adverse Effect on the Company, or (5) any Requirements of Laws affecting the Company or its assets or business, other than such as do not and would not reasonably be expected to have a Material Adverse Effect on the Company; or

          (ii) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, except for the applicable requirements of the HSR Act and the filing contemplated by Section 4.2 with the Secretary of State of the State of Delaware.

          5.4. Financial Statements. Schedule 5.4 contains (i) the audited balance sheets of the Company as of December 31, 1995 and March 31, 1995 and the related audited statements of operations (the "Statements of Income"), stockholder's equity and cash flows for the nine months ended December 31, 1995 and the fiscal years ended March 31, 1995 and March 31, 1994, together with the appropriate notes to such financial statements, accompanied by the report thereon of Ernst & Young L.L.P., independent public accountants (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of the Company as of February 24, 1996 and the related unaudited statement of operations for the two months then ended (the "Unaudited Financial Statements"). Except as disclosed in the notes thereto, the Audited Financial Statements and the Unaudited Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present in all material respects the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated, except that the Unaudited Financial Statements are subject to normal year-end audit adjustments and the addition of footnotes. Except as set forth on Schedule 5.4 or in the Unaudited Financial Statements, the Unaudited Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, other than normal year-end audit adjustments. All costs and expenses incurred in generating the revenues reflected in the Statements of Income during the respective periods covered thereby which are required by generally accepted accounting principles to be reflected in the Statements of Income are so reflected.

          5.5. Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 5.5(a), since the Balance Sheet Date, there has been:

          (i) no Material Adverse Change in the assets, business, financial condition or results of operations of the Company, and, to the Company's knowledge, no fact or condition exists or is threatened which might reasonably be expected to cause such a change in the future (other than general business and economic conditions); and

          (ii)  no damage, destruction, loss or claim,
     whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Company's assets or its business.

          (b) Except as set forth in Schedule 5.5(b), since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the Company has not:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than from Parent under the Parent Loan Agreement;

          (iii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest;

          (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

          (vi) undertaken or committed to undertake capital expenditures other than in accordance with the Cash Flow
     Projection;

          (vii)  made any charitable donations;

          (viii) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Encumbrances;

          (ix) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (x) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money other than borrowings from Parent under the Parent Loan Agreement or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (xi) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (xii)  delayed or accelerated payment of any
     account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xiii) entered into or become committed to enter into any other material transaction except in the ordinary course of business other than transactions with Parent;

          (xiv) allowed the levels of raw materials, sup-plies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained in its business;

          (xv) instituted any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensa-tion, insurance, pension, retirement, medical, hospi-tal, disability, welfare or other benefits made available to employees of the Company;

          (xvi)  made any change in the accounting
     principles and practices used by the Company from those applied in the preparation of the Balance Sheet and the related statements of income, stockholder's equity and cash flow for the nine months ended on the Balance Sheet Date; or

          (xvii) prepared or filed any Tax Returns in a manner inconsistent with past practice or, on such Tax Returns, taken any position, made any election, or adopted any method that is inconsistent with the positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions which would have the effect of deferring income to periods after the Balance Sheet Date or accelerating deductions to periods on or prior to the Balance Sheet Date).

          5.6. No Undisclosed Liabilities. Except as set forth in Schedule 5.6 or in the Audited Financial Statements or the Unaudited Financial Statements (including the footnotes thereto) and except for liabilities of a type required to be disclosed elsewhere in this Article V, the Company is not subject to any liabilities which are, in the aggregate, material to the business, operations or financial condition of the Company, whether absolute, contingent, accrued or otherwise, which are not shown or which in aggregate are in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth on the Balance Sheet and the footnotes thereto, and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

          5.7.  Taxes. (a)  Except as set forth on Schedule 5.7,
(i) the Company and each Company Group has filed all Tax Returns required to be filed, as of the date filed (or subsequently amended) all such Tax Returns are complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been timely paid (ii) all Taxes (whether or not shown on any Tax Return) owed by the Company or any Company Group and required to be paid on or before the Effective Date have been timely paid or, in the case of Taxes which the Company or any Company Group is presently contesting in good faith, the Company has established an adequate reserve for such Taxes on the Balance Sheet or the balance sheet included in the Unaudited Financial Statements; (iii) all Taxes (whether or not shown on any Tax Return) that are or will be owed by the Company or any Company Group with respect to taxable years or periods (or portions thereof) ending on or prior to the date of the balance sheet included in the Unaudited Financial Statements have been fully paid or shown as a liability on the Unaudited Financial Statements; (iv) none of the Company or any member of any Company Group has waived any statute of limitations in respect of Taxes (and no request for any such waiver is currently pending); (v) the income Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such income Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or, to the Company's knowledge, proposed or threatened with respect to Taxes of the Company or any Company Group and, to the Company's knowledge, no valid basis exists therefor; (vii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full;
(viii) all Tax Sharing Arrangements and Tax indemnity arrangements to which the Company is or has been a party will terminate prior to the Effective Date and the Company will not have any liability thereunder on or after the Effective Date;
(ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) all material Taxes which the Company or any Company Group are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (xi) the Company has never been a member of any Company Group, (xii) as a result of a change in accounting method for a Tax period beginning on or before the Balance Sheet Date, the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provisions of state, local or foreign Tax law) in taxable income for any period ending after the Balance Sheet Date; and (xiii) there are no Tax rulings, requests for rulings, or closing or similar agreements relating to the Company or any Company Group which could affect the Company's liability for Taxes for any period after the Balance Sheet Date.

          (b) The federal income tax "regular" and "alternative minimum tax" carryforwards of the Company for each of the taxable years of the Company ending on or prior to December 31, 1995 (the "NOLs"), and the taxable years in which the NOLs arose, are set forth in the footnotes to the Audited Financial Statements. None of the NOLs constitute separate return limitation year ("SRLY") or consolidated return change of ownership ("CRCO") losses with respect to the Company immediately prior to the Effective Date and, except as set forth in Schedule 5.7, none of the NOLs constitute "dual consolidated losses" (as defined in Section 1503 of the Code and the regulations thereunder) which cannot be offset against United States federal taxable income of the Company.

          (c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the Company as a result of the Merger.

          (d) As a result of the transactions contemplated by this Agreement, none of the Company or the Parent will be obligated to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          5.8. Availability of Assets and Legality of Use. Except as set forth in Schedule 5.8 the assets owned, leased or licensed by the Company constitute all the assets used in its business as currently conducted (including, but not limited to, all books, records, computers and computer programs and data processing systems), have been maintained in accordance with normal industry practice and are generally suitable for the uses for which intended.

          5.9. Governmental Permits. (a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted, except for those as to which the failure to so own, hold or possess would not have a Material Adverse Effect on the Company (herein collectively called "Governmental Permits"). Schedule 5.9(a) sets forth a list of such Governmental Permits, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Parent.

          (b) Except as set forth in Schedule 5.9(b), (i) the Company has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and to the Company's knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default in any material respect under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which could reasonably be expected to adversely affect in any material respect the rights of the Company under any such Govern-mental Permit, except in each case such as would not have a Material Adverse Effect on the Company; (ii) no written notice of cancellation, of default or of any material dispute concerning any Governmental Permit except in each case such as would not have a Material Adverse Effect on the Company, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) except to an extent that would not have a Material Adverse Effect on the Company, each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Date of the Merger, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

          5.10. Real Property. The Company does not own any parcel of real property and does not hold any option to acquire any real property.

          5.11. Real Property Leases. Schedule 5.11 sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). Except as set forth in such Schedule (or in any agreement listed thereon), the Company has the right to quiet enjoyment of all the real property described in such Schedule of which it is the lessee for the full term of each such lease or similar agreement (and any related extension option) relating thereto, and the leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any such leases or similar agreements, including amendments thereto, regarding any Leased Real Property have heretofore been delivered to Parent.

          5.12. Condemnation. Neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the Company's knowledge, no such condemnation or other taking is threatened or contemplated.

          5.13. Personal Property. Schedule 5.13 contains a list of all machinery, equipment, vehicles, furniture and other personal property owned by the Company having an original cost of $10,000 or more.

          5.14. Personal Property Leases. Schedule 5.14 sets forth a list of each lease or agreement or under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease or agreement that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $10,000 per year.

          5.15.  Intellectual Property; Software.  (a)
Schedule 5.15 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions and reissues, registered Trademarks, and registered Copyrights and applications for registration of Trademarks and Copyrights, in each case, owned by the Company. For purposes of this Agreement, the "Intellectual Property" means:

          (i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto ("Patent
     Rights");

         (ii) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");

        (iii) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same ("Copyrights"); and

        (iv) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information ("Trade Secrets").

          (b) Schedule 5.15 contains a list of all material computer software programs and software systems owned by, licensed to, or currently used by the Company in the conduct of the Company's business, including, without limitation, all databases, compilations, tool sets, compilers, higher level or proprietary languages, whether in source code, object code or human readable form ("Software"), provided, however, that
Schedule 5.15 and Schedule 5.20 may omit in all instances (i) Software licensed to or used by the Company that is or was available in consumer retail stores and subject to no license agreement or to license agreements that purport to become effective without execution by the purchaser and (ii) license agreements for Software described in clause (i) immediately above.

          (c) Schedule 5.15 contains a list of all material agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which relate or pertain to Company Intellectual Property or Software or to disclosure or use of ideas or information of the Company or third Persons to which the Company is a party, showing in each case the parties thereto. For purposes of this Agreement, "Company Intellectual Property" means any Intellectual Property owned by, currently used by, or licensed to or by the Company.

          (d) Except as disclosed on Schedule 5.15 or in any agreement listed thereon, the Company either: (i) owns the entire right, title and interest in and to the Company Intellec-tual Property and Software, free and clear of any Encumbrance, other than security interests disclosed elsewhere herein in favor of Parent or NationsCredit Commercial Corporation and other than Permitted Encumbrances applying generally to the assets of the Company; or (ii) has the perpetual, royalty-free right to use the same.

          (e) Except as disclosed on Schedule 5.15, the Company is not in breach of any material provision of any material agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Company Intellectual Property or Software, and the Company has not taken any action which would impair or otherwise adversely affect its rights in any of the Company Intellectual Property or Software, other than any actions that, at the time they were taken, were reasonable and customary in the Company's industry. The Company has all right, power and authority with respect to material Company Intellectual Property, Software and materials identified in Section 5.15, to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to comply with or fulfill the terms, conditions or provisions hereof or thereof. The transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no adverse effect on the validity and enforceability of any of the material Company Intellectual Property, Software or materials identified in Section 5.15, and the Company's right, title and interest thereto immediately after the Effective Time shall be identical to that of the Company immediately prior to the Effective Time.

          (f) Except as disclosed on Schedule 5.15: (i) all registrations for Intellectual Property identified as being owned by the Company are valid and in force, and all applications to register any unregistered Intellectual Property identified as being owned by the Company are pending and in good standing, all without challenge of any kind; and (ii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company, and to the Company's knowledge, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights and Trademarks, and copies of all issued Patent Rights, identified as being owned by the Company; (y) all pending applications for Patent Rights or to register unregistered Copyrights or Trademarks identified as being owned by the Company (together with any subsequent correspondence or filings relating to the foregoing); and (z) all items identified in Section 5.15(c), have heretofore been made available by the Company to Parent.

          (g) Except as disclosed in Schedule 5.15, no infringement by the Company of any Patent Rights, Copyrights or Trade Secrets or, to the knowledge of the Company, Trademarks of any other Person has occurred or results in any way from the operations of the Company's business. Except as disclosed in
Schedule 5.15, no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Company's business. Except as disclosed in Schedule 5.15, the Company has not had notice of, or knowledge of any basis for, a claim against the Company that its operations, activities, products, Software, equipment, machinery or processes of the Company's business infringe any Intellectual Property of any other Person.

          (h) Except as disclosed on Schedule 5.15 or any agreement listed thereon: (i) the Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) the Company has maintained and protected all computer software programs and software systems owned by the Company, including, without limitation, all databases, compilations, tool sets, compilers, higher level or proprietary languages, whether in source code, object code or human readable form ("Owned Software") (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, in the case of published Software, the notice of copyright in accordance with the requirements of 17 U.S.C. Section 401) and confidentiality and non-disclosure agreements; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and no copyright in the Owned Software has been forfeited to the public domain; (iv) the Company has copies of all releases or separate published versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company);
(vii) the Owned Software does not infringe any Patent Rights, Copyrights or Trade Secrets or, to the knowledge of the Company, Trademarks of any other Person; (viii) the Company has lawful possession of the source code, system documentation, statements of principles of operation and schematics relating to the Owned Software, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level or proprietary language necessary for the development, maintenance, implementation and use thereof, sufficient to permit a trained computer programmer to develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Company has complied with all applicable Requirements of Laws relating to the export or reexport of the Owned Software by the Company; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license (other than a general license), other than to those countries, projects or persons specified as prohibited destinations or recipients pursuant to applicable regulations of the U.S. Department of Commerce, the United States State Department and/or the United States Treasury Department.

          (i) Except as disclosed on Schedule 5.15, each employee, agent, consultant, or contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or Trade Secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein (or, by operation of law, all works he created or creates are "works made for hire" under the Unites States Copyright Act); or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

          5.16. Accounts Receivable; Inventories. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of its business. All accounts receivable reflected in the Balance Sheet have been collected or are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.

          The inventories of the Company (including raw mate-rials, supplies, work-in-process, finished goods and other mater-
ials) reflected in the Balance Sheet are in merchantable condition and are reflected in the books and records of the Company at the lower of average cost or market value. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company, and the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date. The Company has heretofore delivered to Parent a list of places where material inventories of the Company were located as of the date hereof.

          5.17. Title to Property. The Company has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.17.

          5.18.  Employee Benefit Plans.  (a)  Set forth in
Schedule 5.18(a) is a true and complete list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) maintained by the Company or an ERISA Affiliate (defined in clause (j) below), or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company or an ERISA Affiliate due to such employment (the "Pension Plans"). Set forth in Schedule 5.18(a) is a true and complete list of each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the "Welfare Plans") (the Pension Plans and Welfare Plans being the "ERISA Benefit Plans"). In addition, set forth in Schedule 5.18(a) is a true and complete list of each other "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is or has ever been subject to Section 302 of ERISA and (i) maintained by the Company or an ERISA Affiliate at any time during the six-year period prior to the Effective Time, or (ii) with respect to which the Company or an ERISA Affiliate was required to make any payment at any time during such period (the "Prior Pension Plans").

          (b) Other than those listed in Schedule 5.18(a), set forth in Schedule 5.18(b) is a true and complete list of each of the following to which the Company is a party or with respect to which it is or will be required to make any payment (the "Non-ERISA Commitments"):

          (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

          (ii) each material understanding or arrangement and each agreement, in each case in effect, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement (excluding any for the benefit of the Company), covenant not to compete (excluding any for the benefit of the Company) and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits).

The Company has delivered to Parent correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. Schedule 5.18(b) contains a complete and accurate description of all material oral Non-ERISA Commitments. Except as disclosed in Schedule 5.18(a) or Schedule 5.18(b), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States of America.

          (c) The Company has delivered to Parent with respect to each ERISA Benefit Plan and with respect to each Prior Pension Plan, other than any ERISA Benefit Plan or Prior Pension Plan which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the most recently begun three plan years for which such reports exist, (vi) the most recent determination letter issued by the IRS, (vii) PBGC Form 1 for the most recently begun plan year and (viii) all correspondence with the IRS, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy during the last six years. Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such plan. With respect to each Pension Plan that is a "multiemployer plan" (the "Multiemployer Plans"), (A) the Company has delivered to Parent correct and complete copies of all plan documents and amendments thereto and trust agreements and amendments thereto, the items described in clauses (ii), (iii) and (v) of the second preceding sentence but with respect to the reports described in such clauses (iii) and (v) only such reports for the most recent year, and all correspondence and other information in the Company or any ERISA Affiliate's possession relating to any anticipated increases in contribution rates with respect to such plan, and (B) set forth in Schedule 5.18(c) is a true and complete list of the amounts which each of the Company and each ERISA Affiliate paid to such plan with respect to each of the calendar years 1994 through 1995. The Company has delivered to Parent with respect to each of the Multiemployer Plans and with respect to each of the Prior Pension Plans which is a "multiemployer plan" (the "Prior Multiemployer Plans") correct and complete copies of all correspondence and other information in the Company's or any ERISA Affiliate's possession relating to the amount for which the Company or any ERISA Affiliate is or could be liable under Title IV of ERISA for a total or partial withdrawal as of any date or for any other reason.

          (d)  With respect to each Pension Plan subject to
Section 302 of ERISA other than any Multiemployer Plan, (i) no proceeding has been initiated to terminate such plan, (ii) there has been no "reportable event" (as such term is defined in Section 4043(b) of ERISA), (iii) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, has occurred, (iv) no person has failed to make a required installment or any other payment required under
Section 412 of the Code before the applicable due date,
(v) neither the Company nor any ERISA Affiliate has provided or is required to provide security to such plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability, and (vi) without any additional contributions being made to such plan, the assets of such plan are sufficient to satisfy all obligations of the plan if the plan were to terminate (regardless of whether the plan can legally terminate). Each Pension Plan which is intended to qualify under
Section 401(a) of the Code has been determined to be so qualified by the IRS, and to the Company's knowledge no circumstance has occurred or exists which could reasonably be expected to cause such plan to cease being so qualified.

          (e) There is no pending or, to the Company's knowledge, threatened claim in respect of any of the ERISA Benefit Plans other than claims for benefits in the ordinary course of business. Except as set forth in Schedule 5.18(e), each of the ERISA Benefit Plans other than any Multiemployer Plans (i) has been administered in accordance with its terms and
(ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code, except for such failures to comply or be so administered that would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company and each ERISA Affiliate have complied, except for such failures to comply that would not individually or in the aggregate have a Material Adverse Effect on the Company, with the health care continuation requirements of Part 6 of Title I of ERISA. The Company has no obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA. The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant under any ERISA Benefit Plan. The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no material liabilities pursuant to WARN.

          (f) To the Company's knowledge, no proceeding has been initiated to terminate any Multiemployer Plan, and there has been no "reportable event" (as such term is defined in Section 4043(b) of ERISA) with respect to any such plan. No Multiemployer Plan is in reorganization as described in Section 4241 of ERISA or insolvent as described in Section 4245 of ERISA. Assuming the Company and each ERISA Affiliate incurred a complete withdrawal under Section 4203 of ERISA from each Multiemployer Plan, the withdrawal liability arising under Section 4201 of ERISA with respect to each such plan as a result thereof would not exceed the amount set forth in Schedule 5.18(f). Except as described in
Schedule 5.18(f), neither the Company nor any ERISA Affiliate has failed to make a required or disputed contribution to any Multiemployer Plan or any Prior Multiemployer Plan. Except as described in Schedule 5.18(f), (i) neither the Company nor any ERISA Affiliate has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any multiemployer plan (as such term is defined in Section 3(37) of ERISA), no such liability has been asserted, there are no events or circumstances which could result in any such partial or complete withdrawal, and neither the Company nor any ERISA Affiliate is bound by a contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the Company's knowledge, each Multiemployer Plan (i) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code, and (ii) is qualified under Section 401(a) of the Code as amended to the date hereof.

          (g) Except as to Multiemployer Plans (as to which this representation and warranty is made only to the Company's knowledge), neither the Company nor, to the Company's knowledge, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of
Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could reasonably be expected to subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or
Section 4975 of the Code.

          (h) The Company has no potential liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

          (i) Schedule 5.18(i) contains: (i) a list of all employees or commission salespersons of the Company as of December 31, 1995 whose then current annual compensation was in excess of $35,000; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees or commission salespersons; (iii) a list of all present or former employees or commission salespersons of the Company paid in excess of $35,000 in calendar year 1995 who have terminated or given notice of their intention to terminate their relationship with the Company; (iv) a list of any increase, effective after December 31, 1995, in the rate of compensation of any employees or commission salespersons if such increase exceeds 6% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of December 31, 1995 was in excess of $35,000 per annum.

          (j) For purposes of this Agreement, "ERISA Affiliate" means (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph. An "Associate" of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or Subsidiaries.

          5.19.  Employee Relations.  (a) Except as set forth in
Schedule 5.19(a), the Company has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company believes that the Company's relations with its employees are satisfactory. The Company is not a party to any collective bargaining agreement and the Company is not a party to, and, to the Company's knowledge, it is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. To the Company's knowledge, the Company is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company. Schedule 5.19(a) sets forth a description of any union organizing or election activities involving any non-union employees of the Company which have occurred since January 1, 1995 or, to the Company's knowledge, are threatened as of the date hereof.

          (b) Except as set forth in Schedule 5.19(b), to the Company's knowledge, the Company is not involved in any transaction with any employee, officer, director or Affiliate of the Company (other than transactions with such Persons in their capacities as employees, officers, directors or Affiliates of the Company) pursuant to which the Company provides or receives any benefit.

          5.20.  Contracts; Product Warranties.  Except as set
forth in Schedule 5.20 or any other Schedule hereto, the Company is not a party to or bound by:

          (i) any contract for the purchase, sale or lease of real property;

          (ii) any contract for the purchase of raw mate-rials which involved the payment of more than $50,000 in 1995, which the Company reasonably anticipates will involve the payment of more than $50,000 in 1996 or which extends beyond December 31, 1996;

          (iii)  any contract for the sale of goods or
     services which involved the payment of more than $50,000 in 1995, which the Company reasonably anticipates will involve the payment of more than $50,000 in 1996 or which extends beyond December 31, 1996;

          (iv) any contract for the purchase, licensing or development of Software to be used by the Company;

          (v) any consignment, distributor, dealer, manu-facturers representative, sales agency, advertising representative or advertising or public relations contract which involved the payment of more than $50,000 in 1995, which the Company reasonably anticipates will involve the payment of more than $50,000 in 1996 or which extends beyond December 31, 1996;

          (vi)  any guarantee of the obligations or
     liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or others;

          (vii)  any agreement which provides for, or
     relates to, the incurrence by the Company of debt for borrowed money or the extension of credit (other than in the ordinary course of business consistent with past practice) by the Company to any other Person;

          (viii)  any agreement or understanding with a third
     Person that restricts the Company from carrying on its business anywhere in the world;

          (ix) any material contract which provides for, or relates to, any non-competition or confidentiality arrangement with any Person, but not including any such contract with any current or former officer or employee of the Company for the benefit of the Company;

          (x) any contract or group of related contracts for capital expenditures other than in accordance with the Cash
     Flow Projection;

          (xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

          (xii) any contract which involves payments or receipts by the Company of more than $50,000; or

          (xiii) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in
     Schedule 5.20) which is material to the Company or its business.

          The reserve for liabilities with respect to warranty claims contained in the Balance Sheet fairly reflects in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Balance Sheet Date.

          5.21.  Status of Contracts.  Except as set forth in
Schedule 5.21 or in any other Schedule hereto, and assuming the due authorization, execution and delivery thereof by each other party thereto, each of the leases, contracts and other agreements listed in Schedules 5.11, 5.14, 5.15, 5.18 and 5.20
(collectively, the "Company Agreements") constitutes a valid and binding obligation of the Company, and to the Company's knowledge, each other party thereto, and is in full force and effect. The Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements in accordance with the terms thereof, and the Company is not in, or alleged to be in, breach or default in any material respect under, nor is there or is there alleged to be any valid basis for termination of, any of the Company Agreements and, to the Company's knowledge, no other party to any of the Company Agree-ments has breached or defaulted thereunder in any material respect, and, to the Company's knowledge, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the Company's knowledge, by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the written Company Agreements have heretofore been made available to Parent.

          5.22.  No Violation, Litigation or Regulatory Action.
Except as set forth in Schedule 5.22:

          (i) the Company's assets and their uses comply in all respects with all applicable Requirements of Laws and Court
     Orders, except for such failures to so comply which would not have a Material Adverse Effect on the Company;

          (ii) the Company has complied in all respects with all Requirements of Laws and Court Orders which are applicable to the Company's assets or its business, except for such failures to so comply which would not have a Material Adverse Effect on the Company;

          (iii)  there are no lawsuits, claims, suits,
     proceedings or investigations pending or, to the Company's knowledge, threatened against or affecting the Company or its assets or business nor, to the Company's knowledge, is there any valid basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant; and

          (iv)  there is no action, suit or proceeding
     pending or, to the Company's knowledge, threatened which questions the legality or propriety of the trans-actions contemplated by this Agreement.

          5.23.  Environmental Matters.  Except as set forth in
Schedule 5.23:

          (i) the Company's past and present operations of the Company's business have complied and are in compliance in all material respects with all applicable Environmental Laws;

          (ii) the Company has obtained all environmental, health and safety Governmental Permits necessary for the operation of its business except where the failure so to obtain such Governmental Permit would not have a Material Adverse Effect on the Company, and all such Governmental Permits are in good standing and the Company is in compliance in all material respects with all terms and conditions of such permits;

          (iii) neither the Company, nor any of the Company Property that is currently leased (as lessee) by the Company ("Current Company Property"), nor, to the Company's knowledge, any of the Company Property that was previously leased (as lessee) or owned by the Company ("Previous Company Property"), is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of any Company Property) or any material liability respecting (i) material noncompliance with any Environmental Law,
(ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment that could reasonably be expected to give rise to any material Loss on the part of the Company;

          (iv) The Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

          (v)  The Company has not:

               (a) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

               (b) filed a notice pursuant to Section 103(c) of CERCLA;

               (c) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or

               (d)  filed any notice under any applicable
          Environmental Law reporting a substantial violation of any applicable Environmental Law;

          (vi) there is not now on or in any Current Company
Property (or, to the Company's knowledge, any Previous Company
Property), nor to the Company's knowledge has there ever been, on or in any Company Property:

               (a) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

               (b)  any underground storage tank or surface
          impoundment or landfill or waste pile.

          (vii) there is not now on or in any Current Company Property (or, to the Company's knowledge, any Previous Company Property) any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment which would give rise to any material liability under any Environmental Law;

          (viii) the Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment on any Company Property or generated by the Company;

            (ix) no Current Company Property (or, to the Company's knowledge, no Previous Company Property) has been listed or, to the Company's knowledge, proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action;

            (x) the Company has not sent or arranged for the transport of any Contaminant to any site listed on the National Priorities List pursuant to CERCLA or that otherwise could reasonably be expected to give rise to material liability on the part of the Company for Remedial Action, Losses or Expenses;

          (xi) no Environmental Encumbrance has attached to any Current Company Property (or, to the Company's knowledge, any
Previous Company Property);

         (xii) any asbestos-containing material which is on or part of any Current Company Property (or, to the Company's knowledge, any Previous Company Property) (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate in any material respect any currently applicable Environmental Law; and

         (xiii)  none of the products that the Company
manufactures, distributes or sells in connection with its business, now or in the past, contains asbestos or asbestos-containing material.

          5.24.  Insurance.   Schedule 5.24 sets forth a list and
brief description (including nature of coverage, limits, deduc-tibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period from April 1, 1995 up to and including on the date hereof. The Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Effective Date. The Company has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as set forth in Schedule 5.24, each of such policies is in full force and effect and will not be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has delivered to Parent correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company's assets.

          5.25.  Customers and Suppliers.  Set forth in
Schedule 5.25 hereto is a list of names and addresses of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of the Company during the nine months ended December 31, 1995 and the fiscal year ended March 31, 1995. Except as set forth in Schedule 5.25, there exists no actual or, to the Company's knowledge, threatened termination, cancellation or limitation of, or any material adverse modification or change in, the business relationship of the Company with any customer or group of customers listed in
Schedule 5.25, or with any supplier or group of suppliers listed in Schedule 5.25.

          5.26. Budgets. Schedule 5.26 sets forth (a) as of the date hereof, the budgets of capital, payroll and other expenditures of the Company prepared in the ordinary course of its business for the fiscal year ending December 31, 1996 and (b) the total capital expenditures through February 24, 1996, if any, for each capital expenditure project for which funds are proposed to be expended during 1996.

          5.27. No Finder. Neither the Company nor any Person acting on behalf of the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Alex. Brown & Sons Incorporated. Complete and correct copies of the engagement and indemnification agreements entered into with Alex. Brown & Sons Incorporated have been furnished to Parent.

          5.28. Financial Projections. The Company has made available to Parent certain financial projections with respect to the Company's business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by them to be reasonable.

          5.29. Proxy Statement. The proxy statement and related materials (collectively, the "Proxy Statement") to be prepared by the Company in accordance with Section 8.1 and used in connection with the Company's meeting of stockholders described in Section 8.1 at which the approval of the Merger and the adoption of the Merger Agreement will be considered (the "Stockholders' Meeting") will, when prepared by the Company and distributed to the stockholders, comply in all material respects with the provisions of the DGCL and will not, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation with respect to information concerning Parent (including information concerning Parent's intentions concerning the operations of the business) or information as to the federal income tax consequences of the Merger supplied by Parent to the Company for inclusion in the Proxy Statement.

          5.30. Opinion of Financial Advisor. The Company has received the opinion of Alex. Brown & Sons Incorporated dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.


                            ARTICLE VI

      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

          As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergerco hereby jointly and severally represent and warrant to the Company and agree as follows:

          6.1. Organization and Capital Structure. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Mergerco has not engaged in any business since it was incorporated which is not in connection with this Agreement. All of the outstanding shares of capital stock of Mergerco are validly issued, fully paid and nonassessable and owned of record and beneficially by Operations, free from all Encumbrances.

          6.2. Authority. (a) Parent has full corporate power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by Parent's Board of Directors and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (b) Mergerco has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Mergerco have been duly authorized and approved by Mergerco's Board of Directors, Operations has approved the Merger and adopted this Agreement as the sole stockholder of Mergerco, and, except for the filing contemplated by Section 4.2, no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Mergerco and is the legal, valid and binding agreement of Mergerco enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (c) Neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Parent or Mergerco will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent's, Operation's or Mergerco's assets under, (1) the Certificate of Incorporation or By-laws of Parent, Operations or Mergerco, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent, Operations or Mergerco is a party or any of their respective assets or business is subject or by which Parent, Operations or Mergerco is bound, (3) any Court Order to which Parent, Operations or Mergerco is a party or any of their assets or business is subject or by which Parent, Operations or Mergerco is bound or (4) any Requirements of Laws affecting Parent, Operations or Mergerco or any of their assets or business; or

          (ii) require the approval, consent, authorization or act of, or the making by Parent, Operations or Mergerco of any declaration, filing or registration with, any Person, except for the applicable requirements of the HSR Act and the filing contemplated by Section 4.2 with the Secretary of State of the State of Delaware.

          6.3. No Finder. Neither Mergerco, Operations or Parent nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Goldman Sachs & Co., whose fees and expenses, to the extent payable, shall be paid by Parent.

          6.4. No Litigation or Regulatory Action. Except as set forth in Schedule 6.4, there is no action, suit or proceeding pending or, to Parent's knowledge, threatened against Parent which questions the legality or propriety of the transactions contemplated by this Agreement, or which would, if adversely determined, impair Parent's ability to consummate the transactions contemplated hereby.

          6.5. Investment Representation. Each of Parent and Operations is acquiring the Surviving Corporation Common Stock for its own account for investment, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distribution or selling the same. Neither Parent nor Operations has any present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Surviving Corporation Common Stock after the Closing.


                           ARTICLE VII

                ACTION PRIOR TO THE EFFECTIVE TIME

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

          7.1. Investigation of the Company by Parent. The Company shall afford to the officers, employees and authorized representatives of Parent (including, without limitation, its independent public accountants, attorneys, environmental consultants and financial advisors) complete access during normal business hours and upon reasonable advance notice to the offices, properties, employees and business, Tax and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall deem necessary or desirable, and shall furnish to Parent or its authorized representatives such additional information concerning the operations, properties and business of the Company as may be reasonably requested to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. With-out limiting the foregoing, the Company shall permit Parent, or its representatives, to conduct an environmental audit of any of the Leased Real Property with respect to any environmental health and safety issues deemed material by Parent. No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

          7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty con-tained in Article V or VI and Section 7.9 of this Agreement inaccurate as of the Effective Time. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party shall promptly notify the other party of any lawsuit, claim, proceeding or investigation that may be instituted or threatened against the first party which would have been listed in Schedule 5.22 or
Schedule 6.4 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

          7.3. Consents of Third Parties; Governmental Approvals. (a) The Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to satisfy the conditions set forth in Section 9.5; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of Parent. During the period prior to the Effective Time, Parent shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).

          (b) During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent.

          7.4.  Conduct of Business Prior to the Effective Time.
(a) Except as expressly contemplated by this Agreement, the Company shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it (except, in each case, with the prior written consent of Parent). Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to any stockholder in its capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any shares of its capital stock or other securities other than any issuance of shares of Common Stock upon the exercise of Stock Options and Warrants or the conversion of Company Preferred Stock in accordance with the terms thereof as in effect on the date hereof);

          (iii) amend its Certificate of Incorporation or By-laws;

          (iv) acquire or agree to acquire by merging or consol-idating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other busi-ness organization or division thereof;

          (v) other than incurring indebtedness to Parent under the Parent Loan Agreement, incur or assume any indebtedness for borrowed money, enter into (as lessee) any capitalized lease obligation, guarantee any such indebtedness or obligation, issue or sell any debt securities, guarantee any debt securities of others or make any loans, advances or capital contributions to, or investments in, any other Person;

          (vi) make or incur or agree to make or incur any new capital expenditure or expenditures other than in accordance with the Cash Flow Projection;

          (vii) pay, discharge or satisfy any claims, liabili-ties or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the pay-ment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice;

          (viii) alter through merger, liquidation, reorganiza-tion, restructuring or in any other fashion its corporate structure;

          (ix) enter into or adopt, or amend, any bonus, incentive, deferred compensation, insurance, medical, hospi-tal, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its contin-ued compliance with applicable law and annual renewals of such plans that do not materially increase the benefits accruing to plan participants or the total cost or liability to the Company;

          (x) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in Section 5.4, except as required by generally accepted accounting principles;

          (xi) modify any Company Agreement, enter into any agreement, understanding, obligation or commitment, or incur any indebtedness or obligation, of the type that would have been a Company Agreement if in existence on the date hereof, or enter into any contract which requires any approval or consent by any other Person to the transactions contemplated by this Agreement;

          (xii) pay or commit to pay any bonus to any officer or employee of the Company, or make any other material change in the compensation of its employees; provided, however, that nothing contained herein shall preclude the Company from adjusting salaries for its employees pursuant to the Company's normal year-end salary review process in an aggregate amount not to exceed 6% of the prior year's aggregate compensation base as reflected on Form W-3 for the employee group subject to such salary review;

          (xiii) make any change in its business or operations or make any expenditure which shall exceed the amount, as set forth in Schedule 5.26, budgeted therefor;

          (xiv) enter into any contract for the purchase of real property or exercise any option to extend a lease listed in Schedule 5.11;

          (xv)  sell, lease (as lessor), transfer or
     otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Company's assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Company's business consistent with past practice and other than Permitted Encumbrances;

          (xvi) cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of the Company's business consistent with past practice;

          (xvii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (xviii) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xix)  allow the levels of raw materials, sup-
     plies, work-in-process or other materials included in its inventory to vary in any material respect from the levels customarily maintained in its business;

          (xx) prepare or file any Tax Returns in a manner inconsistent with past practice or, on such Tax Returns, take any position, make any election, or adopt any method that is inconsistent with the positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods; or

          (xxi) enter into any other transaction affecting the business of the Company, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement.

          7.5. Notification by the Company of Certain Matters. During the period prior to the Effective Time, the Company shall promptly advise Parent in writing of (i) any change or event having a Material Adverse Effect on the Company, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which the Company has knowledge.

          7.6. Mutual Cooperation; Reasonable Best Efforts. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause as promptly as practicable the fulfillment of the conditions to each other party's obligations hereunder, including without limitation Sections 9.3 and 10.2, and to obtain as promptly as practicable all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require Parent or the Company to make any divestiture or consent to any divestiture in order to obtain any consent, authorization or approval or fulfill any condition.

          7.7. No Solicitation. From and after the date of this Agreement and prior to the Effective Time, except as provided below, the Company agrees that (a) the Company shall not, and the Company shall not authorize or permit its officers, directors, Affiliates, employees or authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (excluding discussions with holders of currently outstanding Warrants and Stock Options relating to the exercise or termination thereof) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and (b) it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, including the identity of the Person making the inquiry or proposal and the terms of any proposal; provided, however, that nothing contained in this Section 7.7 shall prohibit the Board of Directors of the Company from furnishing information to or entering into discussions or negotiations with, any Person that indicates an interest in making a Superior Proposal (as hereinafter defined) if, and only to the extent that the Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by laws as advised by the Company's outside counsel in writing. If any Person makes a Superior Proposal, upon receipt thereof the Company shall immediately provide written notice (a "Notice of a Superior Proposal") to Parent of such Superior Proposal, including the identity of the Person making such Superior Proposal and the terms and structure thereof, and if, within five business days following the delivery of the Notice of a Superior Proposal, the Superior Proposal does not continue to be superior in terms of the aggregate value to be received by the holders of Securities in light of any improved transaction proposed by Parent prior to the expiration of such five-day period, the Company shall cease all discussions or negotiations with such Person. For purposes of this Agreement, "Superior Proposal" means an unsolicited bona fide Acquisition Proposal in writing that the Board of Directors determines in its good faith judgment (based on the advice of a nationally recognized investment banking firm) provides greater aggregate value to the holders of Securities than the transactions contemplated by this Agreement. Subject to Article XII, nothing in this Section 7.7 shall (i) permit the Company to terminate this Agreement, (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement or (iii) affect any other obligation of any party under this Agreement.

          The Company shall enforce and not waive any "standstill" agreement currently in effect with any Person.

          7.8. Subsequent Financial Statements. Prior to the Effective Date, the Company shall deliver to Parent, not later than 10 business days after the end of each monthly period and in the form customarily prepared by the Company, the unaudited internal financial statements of the Company, including an income statement, for the monthly period then ended and for the period from the beginning of the current fiscal year to the end of such monthly period.

          7.9. Antitrust Law Compliance. Parent and the Company shall use their respective reasonable best efforts to file, on or before March 12, 1996, with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each of Parent and the Company warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Parent and the Company agrees to make available, or cause to be made available, to the other party such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.


                           ARTICLE VIII

                      ADDITIONAL AGREEMENTS

          8.1. Preparation of Proxy Statement; Action by Company. (a) The Company shall prepare the Proxy Statement as promptly as practicable after the date hereof and shall submit the proposed Proxy Statement to Parent and its counsel not less than three days prior to submitting the Proxy Statement to its stockholders. The Company shall use its reasonable best efforts to mail the Proxy Statement to all holders of Securities on or before March 18, 1996. If prior to the Effective Time either (i) the Company determines that the Proxy Statement needs to be amended or supplemented in order for the representation and warranty of the Company in Section 5.29 to be correct or (ii) Parent determines that any information included in the Proxy Statement and supplied by Parent needs to be supplemented or amended, the Company or Parent, as the case may be, shall notify the other of such determination and shall deliver to the other such amendment or supplement as such party believes is necessary. The Company shall consider all such amendments proposed by Parent, and shall cause all the amendments or supplements that the Company reasonably believes are necessary to be mailed to its stockholders as soon as practicable after such delivery.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Merger and adopting this Agreement. The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement; provided, however, that, without relieving the Company of its other obligations under this Section 8.1(b), the Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board of Directors concludes in good faith on the basis of the written advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board of Directors under applicable law. The Company shall use all reasonable efforts to hold the Stockholders' Meeting on or before April 17, 1996.

          8.2.  Restricted Parent Common Stock Pool.
Simultaneously with the Closing of the Merger, Parent will establish a plan to encourage retention of key employees of the Company. Under such plan, such key employees who continue to be employed by the Company during the applicable vesting periods would be eligible to receive (without payment of any consideration by such employee) shares of Parent Common Stock having an aggregate market value of $1 million as of the Closing. Such shares would vest and be payable in two equal installments on the first and second anniversary of the Closing of the Merger and Parent will use its best commercial efforts to cause the shares to be registered on Form S-8 under the Securities Act of 1933, as amended, on or before the first anniversary of the Closing. The Company will be entitled to recommend, subject to Parent's approval, the persons eligible to participate in the plan and the amounts they may receive.

          8.3. Indemnification and Insurance. (a) After the Effective Time, the Surviving Corporation shall, to the fullest extent provided under the Company's Certificate of Incorporation or By-Laws as in effect on the date hereof, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against any Losses or Expenses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time for a period of six years after the Effective Date. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving
Corporation shall control the defense thereof, (ii) the Indemnified Parties shall be entitled, at their expense, to participate in any defense of such claims, (iii) the Indemnified Parties will cooperate in the defense of any such matter, and
(iv) Parent shall have the right in its sole discretion to settle any such claim, provided that release of all the liabilities of the indemnified party with respect to the settled claim shall be a condition to any settlement by Parent of such claim under this
Section 8.3(a); provided, however, that, in the event that any claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition thereof.

          (b) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage, and provided, further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium. To the extent that the Surviving Corporation is unwilling or unable to make the payments contemplated by this
Section 8.3(b), Parent agrees to make such payments.

          (c) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.


                            ARTICLE IX

    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO

          The obligations of Parent and Mergerco under this Agreement shall, at the option of Parent and Mergerco, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

          9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by the Company in the performance of any of its covenants and agreements herein; none of the representations and warranties of the Company contained herein shall be untrue or incorrect in any respect and at the Effective Time such representations and warranties shall be true and correct in all material respects as though made at the Effective Time except for changes therein specifically permitted by this Agreement; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Effective Date and signed on behalf of the Company by the President of the Company.

          9.2. No Changes or Destruction of Property. Between the date hereof and the Effective Time, there shall have been
(a) no Material Adverse Effect with respect to the Company; and
(b) no material damage to the Company's assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Effective Date and signed on behalf of the Company by the President of the Company.

          9.3. No Restraint or Litigation. The waiting period under the HSR Act shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No Court Order shall be in effect restraining or prohibiting such transactions.

          9.4. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the trans-actions contemplated hereby, which are either specified in
Schedule 5.3 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect on the Company.

          9.5. Necessary Consents. The Company shall have received consents, in form and substance reasonably satisfactory to Mergerco and Parent, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets is affected and which are specified in
Schedule 9.5 or are otherwise necessary to prevent a Material Adverse Effect on the Company.

          9.6. Stockholders' Approval; Dissenters' Rights. (a) This Agreement shall have been adopted by the affirmative vote of
(i) the holders of two-thirds of the issued and outstanding Company Preferred Stock, voting as a single class, and (ii) the holders of a majority of the issued and outstanding Company Common Stock and Company Preferred Stock, voting together as a single class, in each case entitled to vote thereon, as required by the DGCL and the Certificate of Incorporation of the Company.

          (b) Holders of not more than five percent (5%) of the Company Common Stock (assuming the conversion of all of the shares of Company Preferred Stock), shall have (i) delivered to the Company, before the taking of the vote on the Merger, a written demand for appraisal of their capital stock pursuant to
Section 262 of the DGCL and (ii) not voted in favor of or consented to the Merger.

          (c) The Company shall have given all notices required to be given pursuant to subparagraph 6J of Article FOURTH of the Company's Certificate of Incorporation and all notices required to be given under the Warrants to the holders thereof in connection with the Merger.

          (d) There shall have been delivered to Parent and Mergerco a certificate confirming compliance with the foregoing requirements of this Section 9.6, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

          9.7. Indebtedness. (a) As of the Effective Time, the Company shall have no indebtedness for borrowed money (including capitalized lease obligations) other than borrowings from Parent under the Parent Loan Agreement, the Subordinated Note, and other than existing capitalized lease obligations (i) listed on the Schedules hereto or (ii) involving payment of less than $10,000 per year; and there shall have been delivered to Parent and Mergerco a certificate to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

          (b) NationsCredit Commercial Corporation (formerly known as Greyrock Business Credit) shall have, in each case in form and substance satisfactory to Parent, (i) issued and delivered to Parent a pay off letter (stating among other things that the Company owes it no indebtedness as of the Closing Date);
(ii) agreed to release all obligations of the Company, the Surviving Corporation and Parent thereto upon payment of the amount of indebtedness set forth in the pay off letter; and (iii) agreed to execute and deliver all documents necessary to release any security interest such party may have in any of the assets of the Company and shall have returned any collateral held thereby in respect of any indebtedness to the Company.

          9.8. Warrants. (a) The Company shall have received the written acknowledgment, in form reasonably acceptable to Parent, of each holder of a Warrant that at the Effective Time the Warrant shall be converted into the right described in
Section 3.1(i), and that after the Effective Time neither the Company nor Parent has any obligations to such holders pursuant to such Warrants, except for the obligations of Parent contained in this Agreement with respect to payment of the Warrant Consideration.

          9.9. FIRPTA Certificate. The Company shall have delivered to Parent, not more than 30 days prior to the Effective Date, a statement in accordance with Treas. Reg. Subsection 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code and Parent shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treas.
Reg. Section 1.1445-4.

          9.10. Fairness Opinion. The opinion of Alex. Brown & Sons Incorporated that the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view shall not have been withdrawn or modified in any respect; and there shall have been delivered to Parent and Mergerco a certificate to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.


                            ARTICLE X

               CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF THE COMPANY

          The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

          10.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by Parent or Mergerco in the performance of any of their respective covenants and agreements herein; none of the representations and warranties of Parent or Mergerco contained or referred to herein shall be untrue or incorrect in any respect and at the Effective Time such representations and warranties shall be true and correct in all material respects as though made at the Effective Time except for changes therein specifically permitted by this Agreement; and there shall have been delivered to the Company a certificate or certificates to such effect, dated the Effective Date and signed on behalf of Parent by the President or any Vice President of Parent and on behalf of Mergerco by the President or any Vice President of Mergerco.

          10.2. No Restraint or Litigation. The waiting period under the HSR Act shall have expired or been terminated, and no action, suit or proceeding shall have been instituted or threatened by any Governmental Body to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No Court Order shall be in effect restraining or prohibiting such transactions.

          10.3. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.


                            ARTICLE XI

                         INDEMNIFICATION

          11.1. Indemnity Fund. Immediately after the Effective Time, Parent shall transfer and deposit the Indemnity Amount with The First National Bank of Chicago, or another financial institution selected by Parent and reasonably acceptable to the Company, as Indemnity Fund and escrow agent (the "Indemnity Agent"). Such deposit shall constitute the initial Indemnity Fund and shall be governed by the terms set forth herein and in the Indemnity Agreement, substantially in the form of Exhibit A hereto, among Parent, the Stockholder Representatives and the Indemnity Agent (the "Indemnity Agreement"). All funds or other property received by the Indemnity Agent shall be retained by it as part of the Indemnity Fund. The Indemnity Fund shall be available to indemnify hold harmless and reimburse the Parent Group Members from and against any Loss or Expense indemnifiable under this Article XI and as provided in the Indemnity Agreement. All fees and expenses of the Indemnity Agent shall be borne by Parent; provided that any amounts relating to indemnification of the Indemnity Agent shall be paid one-half by Parent and one-half from the Indemnity Fund.

          11.2. Indemnification from Indemnity Fund. (a) Subject to Section 11.1, from and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from:

          (i)  any breach or failure to perform by the
     Company of any of its agreements, covenants or obligations in this Agreement to be performed by the Company up to and including the Effective Time;

          (ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in
     Article V or Section 7.9 of this Agreement or any certificate delivered by or on behalf of the Company pursuant to Articles IV or IX of this Agreement; or

          (iii) incurrence by the Company of any Acquisition
     Expenses in excess of $900,000 in the aggregate.

provided, however, that the Indemnity Fund shall be used to indemnify and hold harmless hereunder with respect to any provision of Article V (other than Sections 5.1, 5.7, 5.17, 5.27 and 5.29, as to which this proviso shall not apply) only to the extent that the aggregate amount (without duplication) of Losses and Expenses borne by the Parent Group Members with respect thereto exceeds $150,000. Any payment pursuant to this Section
11.2 shall be made in the form of a transfer of funds to the applicable Parent Group Member(s) pursuant to the Indemnity Agreement.

          (b)  The indemnification provided for in this Section
11.2 shall terminate one year after the Effective Date (and no claims shall be made by any Parent Group Member under this
Section 11.2 thereafter), except that the indemnification by the Indemnity Fund shall continue as to any Losses or Expenses in connection with which Parent gives a Claim Notice in accordance with the requirements of Section 11.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 11.2, as to which the indemnification obligation of the Indemnity Fund shall continue until the liability of the Indemnity Fund shall have been determined pursuant to this Article XI, and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for the full amount of such Loss and Expense for which the Indemnity Fund is responsible in accordance with this Article XI.

          (c) The sole source of recovery for any claim under this Article XI shall be the Indemnity Fund. From and after the Effective Time, the sole and exclusive remedy of any Parent Group Member with respect to any and all claims (other than claims of, or causes of action arising from, fraud) for money damages or other monetary relief relating to or arising out of any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement or any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Article XI.

          11.3. Termination of Indemnity Fund. Upon termination of the Indemnity Fund's indemnification obligations under this
Article XI and reimbursement of the Parent Group Members of all Losses and Expenses payable thereto hereunder, the Indemnity Fund shall terminate and shall be distributed to the Paying Agent (or if the Paying Agency Agreement then shall have terminated, to Parent) in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent and the Stockholder Representatives in accordance with the Indemnity Agreement. Amounts so distributed to the Paying Agent (or in lieu thereof to Parent) shall be allocated among all holders of Securities (excluding Series D Preferred Stock and Dissenting Shares) based on each such holder's ownership of shares of Company Common Stock (assuming the conversion of all shares of Company Preferred Stock (other than Series D Preferred Stock) and the exercise of the MCRC Warrant and all Stock Options). To the extent so allocated to them, such amounts shall then be distributed to the holders of Securities who shall have complied with the requirements of Section 3.3 to receive their portion of the Aggregate Merger Consideration.

          11.4.  Notice and Determination of Claims.

          (a) If any Parent Group Member wishes to make a claim for indemnification from the Indemnity Fund, such Parent Group Member (individually or collectively the "Claiming Party") shall so notify the Indemnity Agent in writing (the "Claim Notice") of the facts giving rise to such claim for indemnification hereunder. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Stockholder Representatives. Such Claim Notice shall describe in reasonable detail (to the extent then known) such Losses or Expenses and the method of computation of such Losses or Expenses and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. Subject to Section 11.4(b), the Indemnity Agent shall, on the twentieth (20th) business day after receipt of a Claim Notice with respect to indemnification for a specified amount, pay or deliver to Parent, for its account or the account of each Parent Group Member named in the Claim Notice the Indemnity Fund or the portion thereof specified in the Claim Notice. Payment shall be delivered as specified in the Claim Notice.

          (b) At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered to the Stockholder Representatives. Notwithstanding the provisions of Section 11.4(a), the Indemnity Agent shall not make any payment of the Indemnity Fund or any portion thereof with respect to a Claim Notice if during the twenty (20) business days after the Indemnity Agent's receipt of such Claim Notice the Stockholder Representatives shall have delivered to the Indemnity Agent a written objection to the claim made in the Claim Notice (an "Objection"). At the time of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

          (c) Upon receipt of an Objection pursuant to this Agreement, the Indemnity Agent shall (1) deliver to the Claiming Party cash out of the Indemnity Fund, in an amount equal to that portion, if any, of the Claim which is not disputed by the Stockholder Representatives and (2) shall designate and segregate out of the Indemnity Fund the amount subject to the Claim which is disputed by the Stockholder Representatives. Thereafter, the Indemnity Agent shall not dispose of that remaining portion of the Indemnity Fund subject to the Claim until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by this Section 11.4(c) with respect to the Claim or Claims set forth in the Claim Notice, or the Indemnity Agent shall have received a copy of a written agreement between the Claiming Party and the Stockholder Representatives resolving such dispute and setting forth the amount, if any, of the Claim which such Claiming Party is entitled to receive. The Indemnity Agent will pay the Claiming Party out of the Indemnity Fund the amount that the Claiming Party is entitled to receive as set forth in such arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming
Party and the Stockholder Representatives, as soon as possible after the Indemnity Agent's receipt of such agreement. Copies of any written agreement between the Stockholder Representatives and the Claiming Party confirming that the Claiming Party is entitled to a portion but not all of the amount claimed by the Claiming Party may be filed by the Claiming Party with the Indemnity
Agent, with the effect set forth in the preceding sentence as to the agreed amount, but no such agreement or filing thereof shall operate as a waiver of the Claiming Party's rights as to the disputed amount, including without limitation its right to recover the same, and any decision of the arbitrators as contemplated by this Section 11.4(c) that the Claiming Party is entitled to receive the disputed amount may be filed with the Indemnity Agent and shall, when filed with the Indemnity Agent, be acted on as set forth above. If the Claiming Party and the Stockholder Representatives do not resolve a dispute regarding a Claim within thirty (30) days after the delivery of an Objection, either the Claiming Party or the Stockholders Representatives may, by written notice to the other, demand arbitration of the matter; and in such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Claiming Party and the Stockholders Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any Claim shall be binding, and conclusive upon the parties, and the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. In the case of the Stockholder Representatives, any such payment shall be made from the Indemnity Fund.

          (d) The foregoing provisions in this Section 11.4 may be supplemented or amended pursuant to the terms of the definitive Indemnity Agreement.

          11.5. Stockholder Representatives. (a) The Stockholder Representatives shall act as agents of the holders of Securities (other than Dissenting Shares and Series D Preferred Stock) and are entitled to give and receive notices and communications, to authorize delivery to the Parent Group Members of the funds or other property from the Indemnity Fund in satisfaction of claims by the Parent Group Members, to object to such deliveries in accordance herewith and in accordance with the Indemnity Agreement, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for their services; however, the Stockholder Representatives shall be reimbursed for reasonable expenses incurred in connection with their duties out of the Indemnity Fund to the extent provided in the Indemnity Agreement.

          (b) The Stockholder Representatives shall not be liable to the holders of Securities for any act done or omitted hereunder or under the Indemnity Agreement as Stockholder Representatives not constituting fraud or gross negligence.

          (c) The Stockholder Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          11.6. Actions of the Stockholder Representatives. A decision, act, consent or instruction of the Stockholder Representatives shall constitute a decision of all holders of Securities for whom any portion of the Indemnity Amount otherwise issuable to them is deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such holder of Securities, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every such holder of Securities. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. For purposes of this Agreement and the Indemnity Agreement any action by a majority of the then Stockholder Representatives shall be deemed to be the action of and binding upon all of the Stockholder Representatives.

          11.7. Third Person Claims. In the event Parent becomes aware of a third-party claim which Parent believes will result in a demand against the Indemnity Fund, Parent shall notify the Stockholder Representatives of such claim, and the Stockholder Representatives shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Stockholder Representatives, which consent shall not be unreasonably withheld. In the event that the Stockholder Representatives have consented to any such settlement, the Stockholder Representatives shall have no power or authority to object under Section 11.4 or any other provision of this Article XI to the amount paid in settlement of such claim.



                           ARTICLE XII

                           TERMINATION

          12.1.  Termination Rights. Anything contained in this
Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of Parent and the Company;

          (b)  by the Company if:

               (i) there is a Superior Proposal and the Board of Directors of the Company determines in good faith as advised in writing by the Company's outside counsel that the failure to approve such Superior Proposal would be inconsistent with the fiduciary duties to stockholders of the Board of Directors of the Company; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available (A) if the Company has breached any of its obligations under Section 7.7, or (B) the Superior Proposal shall not provide a greater aggregate value to the holders of Securities than the aggregate value to such holders pursuant to the Merger (as increased pursuant to any revised proposal of Parent pursuant to Section 7.7); or

               (ii) there has been a material breach by Parent or Mergerco of any of their respective agreements, representations or warranties contained herein and such breach has not been cured within seven days following receipt by Parent or Mergerco of notice from the Company requesting that such breach be cured;

          (c)  by Parent if:

          (i) the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendation of, the Merger Agreement and the Merger or shall have resolved to do any of the foregoing; or

          (ii) there has been a material breach by the Company of any of its agreements, representations or warranties contained herein and such breach has not been cured within seven days following the Company's receipt of notice from Parent requesting that such breach be cured;

          (d)  by either Parent or the Company if:

               (i) the Effective Time shall not have occurred on or before June 30, 1996 (or such later date as may be mutually agreed to by all of the parties hereto); or

               (ii) at the Stockholders' Meeting, or upon any adjournment or postponement thereof, the stockholders of the Company shall have failed to give any approval of this Agreement or the Merger required by applicable law.

          12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to each of the other parties to this Agreement.

          12.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than under Sections 13.2 and 13.9) shall be terminated without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                           ARTICLE XIII

                        GENERAL PROVISIONS

          13.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI and in Section 7.9 shall terminate on the first anniversary of the Effective Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Articles V or VI or Section 7.9 or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

          13.2.  Confidential Nature of Information; Non-Solicitation.
(a) Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent and Mergerco, to their counsel, accountants, financial advisors or lenders, and in the case of the Company, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time, Parent and the Surviving Corporation may use or disclose any confidential information included in the assets of the Company as of the Effective Time or otherwise reasonably related to the assets or business of the Company. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party without restriction on disclosure from a source other than such party and without breach of any known obligation of confidentiality, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

          (b) Each party agrees that for a period of two years from the date of this Agreement it will not solicit any employee of the other parties to become an employee of or consultant to such party or any of its Affiliates. The foregoing prohibition on solicitation shall not apply to solicitation through general advertisements or "head hunting" calls that are not exclusively targeted at such employees. The provisions of this Section 13.2(b) shall cease to be effective at the Effective Time.

          13.3. No Public Announcement. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case such party shall so advise the other parties and all parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

          13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight prepaid courier addressed as follows:

          (a)  if to Parent, Mergerco or the Surviving
Corporation, to it:

          c/o Tellabs International, Inc.
          1000 Remington Boulevard
          Bolingbrook, IL  60440
          Attention: President

          and to:

          Tellabs Operations, Inc.
          4951 Indiana Avenue
          Lisle, IL  60532
          Attention: General Counsel

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, IL  60603
          Attention: Thomas A. Cole
                     Imad I. Qasim

          (b) if to the Company (prior to the Effective Time), to:

          Steinbrecher Corporation
          30 North Avenue
          Burlington, MA 01803
          Attention: R. Douglas Shute

          and to:

          Steinbrecher Corporation
          30 North Avenue
          Burlington, MA 01803
          Attention: Mitchell Mackoff

          with a copy to:

          Foley, Hoag & Eliot
          One Post Office Square
          Boston, MA 02109
          Attention: David R. Pierson


or to such other address as such party may indicate by a notice delivered to the other parties hereto.

          13.5. Successors and Assigns. (a) The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the written consent of each of the other parties, except that the rights of Parent hereunder may be assigned prior to the Effective Time, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned by Parent; provided that (i) the assignee shall assume in writing all of Parent's obligations hereunder, (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment and
(iii) the obligations of the Company under this Agreement shall be subject to the delivery by such assignee, on or prior to the Effective Time, of a certificate signed on its behalf containing representations and warranties similar to those made by Parent in
Article VI and an opinion of internal counsel to Parent, with respect to the assignee which is similar to the opinion with respect to Parent to be delivered pursuant to Section 4.3. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and per-mitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

          13.6. Entire Agreement; Amendments. This Agreement, the Indemnity Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          13.7. Interpretation. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

          13.8. Waivers. Any term or provision of this Agree-ment may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          13.9. Fees and Expenses. (a) Except as otherwise provided in this Section 13.9, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, "Acquisition Expenses"); provided, however, that, except for up to $900,000 of Acquisition Expenses of the Company relating to the transactions contemplated by this Agreement, which $900,000 of Acquisition Expenses are attributable to and shall be borne by the Company, the Acquisition Expenses of the Company shall be borne entirely by the Indemnity Fund.

          (b) If (A) the Company terminates this Agreement pursuant to Section 12.1(b)(i) or Parent terminates this Agreement pursuant to Section 12.1(c)(i) or (B) within 180 days after either the Company or Parent terminates this Agreement pursuant to Section 12.1(d)(ii), either an Acquisition Proposal is consummated (other than the issuance of equity securities (i) to generate capital for the Company's operations or (ii) not in excess in the aggregate of 10% of the issued and outstanding shares of Company Common Stock on the date hereof (assuming all shares of Company Preferred Stock are converted)) or the Company enters into an agreement with respect to an Acquisition Proposal (other than the issuance of equity securities (i) to generate capital for the Company's operations or (ii) not in excess in the aggregate of 10% of the issued and outstanding shares of Company Common Stock on the date hereof (assuming all shares of Company Preferred Stock are converted)), then the Company shall pay Parent $2,500,000. In the case of clause (A) above, such payment shall occur promptly after such termination, but in no event later than two business days after such termination, and, in the case of clause (B) above, such payment shall occur simultaneously with the earlier to occur of the consummation of such Acquisition Proposal or the entry into any such agreement relating to an Acquisition Proposal. If the Company fails to pay such amounts when due in accordance with the immediately preceding sentence, which failure is finally determined by a court of competent jurisdiction, Parent shall be entitled to the payment from the Company, in addition to such amount, of any legal fees and expenses incurred in procuring such judicial determination. Any termination pursuant to Section 12.1(b)(i) or Section 12.1(c)(i) shall constitute an "Event of Default" pursuant to the Parent Loan Agreement once 30 days shall have elapsed after such termination.

          (c) If this Agreement is terminated (i) pursuant to
Section 12.1(b)(i) or Section 12.1(c)(i), or (ii) pursuant to
Section 12.1(d)(ii) and, within 180 days of such termination pursuant to Section 12.1(d)(ii) an Acquisition Proposal is consummated (other than the issuance of equity securities (i) to generate capital for the Company's operations or (ii) not in excess in the aggregate of 10% of the issued and outstanding shares of Company Common Stock on the date hereof (assuming all shares of Company Preferred Stock are converted)) or the Company enters into an agreement with respect to an Acquisition Proposal (other than the issuance of equity securities (i) to generate capital for the Company's operations or (ii) not in excess in the aggregate of 10% of the issued and outstanding shares of Company Common Stock on the date hereof (assuming all shares of Company Preferred Stock are converted)), then the Company shall reimburse Parent and Mergerco (not later than two business days after submission of statements therefor) for all of their Acquisition Expenses; provided, however, that the amount to be paid to Parent and Mergerco pursuant to this Section 13.9(c) shall not exceed $900,000.

          13.10. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          13.11. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

          13.12. Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Mergerco, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Mergerco and the Company and otherwise carry out the purposes of this Agreement.

          13.13.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws
(as opposed to the conflicts of law provisions) of the State of Delaware.



          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                   TELLABS, INC.


                                   By s\ Michael J. Birck
                                      Name: Michael J. Birck
(Corporate Seal)                      Title: President

ATTEST:


s\ Peter A. Guglielmi
Name: Peter A. Guglielmi
Title: Exec. Vice President,
       Treasurer, and Chief
       Financial Officer

                                   TIGER MERGER CO.


                                   By s\ Michael J. Birck
                                      Name: Michael J. Birck
                                      Title: President
(Corporate Seal)

ATTEST:


s\ Peter A. Guglielmi
Name: Peter A. Giglielmi
Title: Vice President and
       Treasurer

                                   STEINBRECHER CORPORATION


                                   By s\ R. Douglas Shute
                                      Name: R. Douglas Shute
                                      Title: President
(Corporate Seal)

ATTEST


s\Mitchell Mackoff
Name: Mitchell Mackoff
Title: Chief Financial Officer


                         VOTING AGREEMENT


          VOTING AGREEMENT (this "Agreement"), dated as of March __, 1996, by and among Tellabs, Inc., a Delaware corporation ("Parent"), Tiger Merger Co., a Delaware corporation and an indirect subsidiary of Parent ("Mergerco"), and the stockholder of Steinbrecher Corporation, a Delaware corporation (the "Company"), named on the signature page hereto (the "Stockholder").

          WHEREAS, Parent, Mergerco and the Company are entering into an Agreement of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger (the "Merger") of Mergerco with and into the Company upon the terms and subject to the conditions contained in the Merger Agreement;

          WHEREAS, the Stockholder owns the shares of capital stock of the Company set forth on Annex I hereto (the "Subject
Shares"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Mergerco have requested that the Stockholder enter into this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   Representations and Warranties of the Stockholder.
The Stockholder hereby represents and warrants to Parent and Mergerco as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (b) Title. The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of capital stock, or rights, options or warrants to purchase shares of capital stock, of the Company except as set forth on Annex I.

          (c) No Other Rights. Except for this Agreement and except as set forth on Schedule 5.1(f) of the Merger Agreement, there are no voting agreements, proxies or other agreements or instruments relating to the voting of the shares of capital stock of the Company owned by such Stockholder.

          2.   Representations and Warranties of Parent and
Mergerco. Parent and Mergerco hereby represent and warrant to the Stockholder as follows:

          (a) Authority. Each of Parent and Mergerco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Mergerco, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Mergerco. This Agreement has been duly executed and delivered by Parent and Mergerco and constitutes a valid and binding obligation of Parent and Mergerco enforceable in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or Mergerco or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to Parent or Mergerco in connection with the execution and delivery of this Agreement or the consummation by Parent and Mergerco of the transactions contemplated hereby.

          3. Covenants of the Stockholder. Up to the date of termination of the Merger Agreement, the Stockholder agrees as follows:

          (a) Vote in Favor of Merger Agreement. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) Vote Against Certain Proposals. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal (as defined in the Merger Agreement) or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

          (c) No Sale, Transfer or Other Agreements. The Stockholder agrees not to (i) other than by operation of law, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Mergerco or Mergerco's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Acquisition Proposal.

          (d) No Solicitation. The Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

          (e) Irrevocable Proxy. In the event that the Stockholder shall breach its covenants set forth in this Section 3, the Stockholder (without any further action on the Stockholder's part) shall be deemed to have hereby irrevocably appointed Parent as the attorney and proxy of the Stockholder pursuant to the provisions of Section 212 of the Delaware General Corporation Law, with full power of substitution, to vote (including by execution of any written consent or otherwise) all of the Subject Shares that the Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in connection with any consent in lieu of any such meeting, as set forth in Sections 3(a) and 3(b); provided, that in any such vote or other action pursuant to such proxy, Parent shall not have the right (and such proxy shall not confer the right) to vote to reduce the consideration to be paid in exchange for the Subject Shares in the Merger or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholder) under the Merger Agreement or to reduce the obligations of Parent and/or Mergerco thereunder;

          THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Subject Shares that the Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of the Stockholder's obligations under this Section 3) shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect to the matters described in Sections 3(a) and 3(b) so long as this Agreement remains in effect.

          (f) Other Voting Agreements. The Stockholder agrees that, during the term of this Agreement, such Stockholder will not become a party to or cause such Stockholder's Subject Shares to become subject to any voting agreement or other agreement relating to the voting of such Stockholder's Subject Shares, except for this Agreement or any amendment hereto.

          (4) Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Mergerco may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          (5) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Mergerco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (6) Termination. This Agreement shall terminate upon the termination of the Merger Agreement.

          (7)  General Provisions.

          (a)  Expenses.  Except as set forth in Merger
Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (b) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (c) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to Parent or Mergerco, to:

               c/o Tellabs International, Inc.
               1000 Remington Boulevard
               Bolingbrook, Illinois  60440
               Attention:  President

               and to:

               Tellabs Operations, Inc.
               4961 Indiana Avenue
               Lisle, Illinois  60532
               Attention:  General Counsel

               with a copy to:

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Attention:  Thomas A. Cole
                           Imad I. Qasim


          (ii) if to the Stockholder, to the address set forth on Annex I hereto.

               with a copy to:

               Foley, Hoag & Eliot
               One Post Office Square
               Boston, Massachusetts  02109
               Attention:   David R. Pierson

          (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and
(ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          8. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder executes this Agreement solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

          9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.


          IN WITNESS WHEREOF, each of Parent, Mergerco and the
Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first written above.


                              TELLABS, INC.


                              By:  ______________________________
                                   Name:
                                   Title:



                              TIGER MERGER CO.


                              By:  ______________________________
                                   Name:
                                   Title:


                              [STOCKHOLDER]


                              By:  ______________________________
                                   Name:
                                   Title:










                    INDEMNITY ESCROW AGREEMENT


          This INDEMNITY ESCROW AGREEMENT (the "Indemnity
Agreement"), is dated as of _______ __, 1996 among Tellabs, Inc., a Delaware corporation ("Parent"), __________ and __________
(the "Stockholder Representatives"), and The First National Bank of Chicago, as indemnity and escrow agent (the "Indemnity
Agent").


                       W I T N E S S E T H:

          WHEREAS, Steinbrecher Corporation, a Delaware corporation (the "Company), Tiger Merger Co., a Delaware corporation ("Mergerco"), and Parent are parties to that certain Agreement of Merger, dated as of March __, 1996 (the "Merger Agreement"), pursuant to which Mergerco shall be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (as such, the "Surviving Corporation");

          WHEREAS, the stockholders of the Company have approved the Merger Agreement;

          WHEREAS, under the Merger Agreement all Parent Group
Members (as defined in the Merger Agreement) shall be indemnified, held harmless and reimbursed as provided in Article
XI of the Merger Agreement;

          WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Group Members as required by Article XI of the Merger Agreement, Section 3.7 of the Merger Agreement provides that in connection with the Merger, $2,500,000 from the amounts payable under Article III thereof (the "Indemnity Amount") shall be deposited with the Indemnity Agent in an escrow account established pursuant to this Indemnity Agreement and held, invested and subsequently disbursed in accordance with the terms of this Indemnity Agreement (such Indemnity Amount, together with any interest earned and gains received thereon (net of any payment to Parent pursuant to Paragraph 5(b)) being herein collectively referred to as the "Indemnity Fund").

          WHEREAS, the Merger Agreement provides for the Stockholder Representatives to act in accordance herewith in connection with this Indemnity Agreement and the indemnification obligations contained in the Merger Agreement; and

          WHEREAS, the Indemnity Agent has agreed to hold the Indemnity Amount pursuant to the terms of this Indemnity
Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

          1.   Definitions.

          Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

          2.   Deposit and Use of Indemnity Amount.

          (a)  Immediately after the Effective Time, the
Indemnity Amount shall be deposited by Parent in escrow with the Indemnity Agent.

          (b) Immediately after receipt from Parent of the Indemnity Amount, the Indemnity Agent shall confirm to the Parent and the Stockholder Representatives such receipt in writing.

          (c) The Indemnity Agent agrees to hold, invest and disburse the Indemnity Fund and to act as Indemnity Agent in accordance with the terms, conditions and provisions of this Indemnity Agreement.


          3.   Disposition of Indemnity Amount.

          (a) Each Parent Group Member shall be entitled to receive payment directly from the Indemnity Agent out of the Indemnity Fund in the amount which, at any time and from time to time, such Parent Group Member is entitled to be indemnified, reimbursed and held harmless from the Indemnity Fund as provided in Article XI of the Merger Agreement, in each case in accordance with the following provisions.

          (i) If any Parent Group Member (individually or collectively, the "Claiming Party") wishes to make a claim for indemnification from the Indemnity Fund with respect to Losses or Expenses, the Claiming Party shall so notify the Indemnity Agent in writing (the "Claim Notice") of the facts giving rise to such claim for indemnification under the Merger Agreement. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Stockholder Representatives. Such Claim Notice shall describe in reasonable detail (to the extent then known) such Losses or Expenses and the method of computation of such Losses or Expenses and contain a reference to the provisions of the Merger Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. Subject to Paragraph 3(a)(ii), the Indemnity Agent shall, on the twentieth (20th) business day after receipt of a Claim Notice with respect to any claim for indemnification the amount of which is specified therein, pay or deliver to the Claiming Party, for its account the Indemnity Fund or a portion thereof specified in the Claim Notice. Payment shall be delivered as specified in the Claim Notice.

          (ii) At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered to the Stockholder Representatives. Notwithstanding the provisions of Paragraph 3(a)(i), the Indemnity Agent shall not make any payment of the Indemnity Fund or any portion thereof with respect to a Claim Notice if during the twenty (20) business days after the Indemnity Agent's receipt of such Claim Notice (the "Response Period") the Stockholder Representatives shall have delivered to the Indemnity Agent a written objection to the claim made in the Claim Notice (an "Objection"). At the time of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

         (iii) If the Indemnity Agent does not receive an Objection within the Response Period with respect to any claim for indemnification the amount of which is specified, then the Stockholder Representatives shall be deemed to have acknowledged the correctness of such claim for the full amount thereof as specified in the Claim Notice, and the Indemnity Agent, shall deliver to the Claiming Party out of the Indemnity Fund cash in the amount specified in the Claim Notice, or the balance thereof if less than the amount so specified in the Claim Notice, as set forth in Paragraph 3(a)(i).

        (iv) Upon receipt of an Objection during the applicable Response Period, the Indemnity Agent shall (1) deliver to the Claiming Party cash out of the Indemnity Fund, in an amount equal to that portion, if any, of the Claim which is not disputed by the Stockholder Representatives and (2) shall designate and segregate out of the Indemnity Fund the amount subject to the Claim which is disputed by the Stockholder Representatives. Thereafter, the Indemnity Agent shall not dispose of that remaining portion of the Indemnity Fund subject to the Claim until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Paragraph (v) immediately below with respect to the Claim or Claims set forth in the Claim Notice, or the Indemnity Agent shall have received a copy of a written agreement between the Claiming Party and the Stockholder Representatives resolving such dispute and setting forth the amount, if any, of the Claim which such Claiming Party is entitled to receive. The Indemnity Agent will pay the Claiming Party out of the Indemnity Fund the amount that the Claiming Party is entitled to receive as set forth in such arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Stockholder Representatives, as soon as possible after the Indemnity Agent's receipt of such agreement. Copies of any written agreement between the Stockholder Representatives and the Claiming Party confirming that the Claiming Party is entitled to a portion but not all of the amount claimed by the Claiming Party may be filed by the Claiming Party with the Indemnity Agent, with the effect set forth in the preceding sentence as to the agreed amount, but no such agreement or filing thereof shall operate as a waiver of the Claiming Party's rights as to the disputed amount, including without limitation its right to recover the same, and any final decision of the arbitrators that the Claiming Party is entitled to receive the disputed amount may be filed with the Indemnity Agent and shall, when filed with the Indemnity Agent, be acted on as set forth above.

          (v) If the Claiming Party and the Stockholder Representatives do not resolve a dispute regarding a Claim within thirty (30) days after the delivery of an Objection, either the Claiming Party or the Stockholders Representatives may, by written notice to the other, demand arbitration of the matter; and in such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Claiming Party and the Stockholders Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any Claim shall be binding, and conclusive upon the parties, and the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. In the case of the Stockholder Representatives, any such payment shall be made from the Indemnity Fund.

          (b) The Indemnity Agent shall not dispose of all or any portion of the Indemnity Fund other than as provided in this Indemnity Agreement.

          4.   Delivery of Indemnity Amount Upon Termination.

          (a) On the first anniversary of the Effective Date (the "Distribution Date"), the Indemnity Agent shall, subject to the provisions of Paragraph 5 below, deliver to the Paying Agent (as defined in the Merger Agreement) (or, if the Paying Agency Agreement shall then have terminated, to Parent) an amount (the "Distribution Amount") equal to (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a Claim pursuant to a Claim Notice to the extent such Claim has not been resolved prior to such date, less (C) any amount previously designated in writing by the Stockholder Representatives to the Indemnity Agent (with a copy delivered to Parent) as amounts that should be withheld to cover their expenses incurred in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representatives to such effect in accordance with Paragraph 7(c)). Upon its receipt of such Distribution Amount, the Paying Agent or Parent, as the case may be, shall disburse the Distribution Amount in accordance with the terms of the Merger Agreement. Any amount retained in escrow after the Distribution Date shall be held by the Indemnity Agent and shall be used to indemnify the Parent Group Members subject to the terms and conditions of this Indemnity Agreement and upon resolution and payment out of the Indemnity Fund in satisfaction of applicable pending Claims, any remaining amounts in escrow shall be paid to the Stockholder Representatives with respect to out of pocket expenses incurred by them in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representatives to such effect in accordance with Paragraph 7(c)), and any remaining amounts shall be distributed to the Paying Agent (or, if the Paying Agency Agreement shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in the preceding sentence.

          (b) Upon distribution of the entire amount of the Indemnity Fund, the Indemnity Agent shall give the Paying Agent notice to such effect. Such notice shall be given to the following address, or to such other address as Parent may designate:

          First Chicago Trust Company of New York
          525 Washington Blvd.
          Suite 4660
          Jersey City, NJ 07310
          Attention: Tenders & Exchanges Administration



Upon such distribution, this Indemnity Agreement shall be terminated.

          (c) At any time prior to final termination of the Indemnity as provided in Paragraph 4(b), the Indemnity Agent shall, if so instructed in a writing signed by Parent and the Stockholder Representatives, release from the Indemnity Fund to Parent or the Paying Agent, as directed, the amount of cash specified in such writing.

          5.   Investments; Interest.

          (a) The Indemnity Agent is hereby authorized and directed to hold the Indemnity Fund in a segregated escrow account and to disburse such Indemnity Fund only in accordance with the terms of this Indemnity Agreement. From the date hereof until the date of disbursement of the Indemnity Fund pursuant to Paragraph 4 of this Indemnity Agreement, the Indemnity Agent is authorized and directed to invest and reinvest the Indemnity Fund in any of the following investments in each case pursuant to joint instructions of the Parent and the Stockholder
Representatives: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iv) 6 month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Indemnity Agent does not receive joint instructions from Parent and the Stockholder Representatives to invest or reinvest the Indemnity Fund or any portion thereof, the Indemnity Agent agrees to invest and reinvest such funds in the Prairie Institutional Treasury Prime Cash Management Fund, or a successor or similar fund agreed to by Parent and the Stockholder Representatives in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. Interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Indemnity Fund pursuant to this Indemnity Agreement less the payments to Parent required under Paragraph 5(b). For purposes of this Indemnity Agreement, "interest" on the Indemnity Fund shall include all proceeds thereof and investment earnings with respect thereto. The Indemnity Agent shall have full power and authority to sell any and all securities held by it under this Indemnity Agreement as necessary to make disbursements in cash under Paragraph 3 and this Paragraph 4 of this Indemnity Agreement. The Indemnity Agent, Parent, the Surviving Corporation and the Stockholder Representatives shall not be responsible for any unrealized profit or realized loss realized on such investments.

          (b) The Indemnity Agent shall promptly pay to the Parent from funds held hereunder at the end of each calendar quarter and immediately prior to termination of this Indemnity Agreement an amount equal to the product of (i) the accrued interest and net gains earned on the investments during such calendar quarter or during the calendar quarter in which such termination occurs, as the case may be, and (ii) 39%.



          6. Liability and Compensation of Indemnity Agent.

          The duties and obligations of the Indemnity Agent hereunder shall be determined solely by the express provisions of this Indemnity Agreement, and the Indemnity Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Indemnity Agreement, it being specifically understood that the following provisions are accepted by all of the parties hereto. Parent shall indemnify and hold the Indemnity Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Indemnity Agent in accordance with this Indemnity Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Indemnity Agent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to such indemnification obligation.

          (a) The Indemnity Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

          (b) The Indemnity Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and the majority of the Stockholder Representatives pursuant to any provision of this Indemnity Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group Member or the Stockholder Representatives, and believed by the Indemnity Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Indemnity Agent may consult with counsel to the Indemnity Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon the advice or opinion of such counsel.

          (c) The Indemnity Agent shall be entitled to its customary fee for the performance of services by the Indemnity Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Indemnity Agent's Compensation"). The Indemnity Agent shall render statements to Parent setting forth in detail the Indemnity Agent's Compensation and the basis upon which the Indemnity Agent's Compensation was computed. The Indemnity Agent's Compensation shall be paid by Parent.

          (d) The Indemnity Agent may resign at any time by giving sixty (60) days written notice to Parent and the Stockholder Representatives; provided that such resignation shall not be effective unless and until a successor Indemnity Agent has been appointed and accepts such position pursuant to the terms of this Paragraph 6(d). In such event, Parent and the Stockholder Representatives shall appoint a successor Indemnity Agent or, if Parent and the Stockholder Representatives are unable to agree upon a successor Indemnity Agent within sixty (60) days after such notice, the Indemnity Agent shall be entitled to appoint its own successor, provided that such successor is a reputable national banking association. Such appointment, whether by Parent and the Stockholder Representatives, on the one hand, or the Indemnity Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "Indemnity Transfer Date"). On the Indemnity Transfer Date, all right title and interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Indemnity Agent and this Indemnity Agreement shall be assigned by the Indemnity Agent to such successor Indemnity Agent, and thereafter, the resigning Indemnity Agent shall be released from any further obligations hereunder. The Indemnity Agent shall continue to serve until its successor is appointed, accepts the Indemnity and receives the transferred Indemnity Fund.

          (e) The Indemnity Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Indemnity Agent hereunder.

          7.   Stockholder Representatives.

          (a) Pursuant to the Merger Agreement, the Stockholder Representatives are authorized to give and receive notices and communications, to authorize delivery to Parent of all or a portion of the Indemnity Amount in satisfaction of claims of Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing.

          (b) The Stockholder Representatives shall not be liable to any holder of Securities for any act done or omitted under the Merger Agreement or hereunder as Stockholder
Representatives not constituting fraud or gross negligence.

          (c) The Stockholder Representatives shall receive no compensation for their services hereunder. At least five (5) days prior to thirty (30) days after the first anniversary of the Effective Date, the Stockholder Representatives shall deliver notice to the Indemnity Agent and Parent setting forth the amount of the reasonable expenses incurred by the Stockholder Representatives in connection with their duties under the Merger Agreement and hereunder (the "Stockholder Representatives' Expenses"), which expenses shall be reimbursed pursuant to the terms of Paragraph 4.1(a). Any expenses of the Stockholder Representatives not reimbursed pursuant to Paragraph 4.1(a) shall be reimbursed by the holders of Securities entitled to distributions under this Indemnity Agreement on a pro rata basis.

          (d) Neither Parent, any Parent Group Member nor the Indemnity Agent shall be responsible or liable for any acts or omissions of any Stockholder Representative in such Stockholder Representative's capacity as such, and each of them may rely on any action or writing of majority of the Stockholder Representatives as being binding on all Stockholder Representatives for all purposes.

          8.   Taxes.

          All interest and net gains earned on the Indemnity Fund shall be accounted for by the Indemnity Agent separately from the Indemnity Fund and shall be treated as having been received by the Parent and included in its income for tax purposes. The Indemnity Agent shall, consistent with such treatment, arrange that for income tax reporting and withholding purposes Parent is named or treated as the payee of such amounts. In this regard, Parent shall provide the Indemnity Agent with any certification or forms required under any applicable tax laws.

          9.   Representations and Warranties.

          (a) Each of Parent, the Indemnity Agent and each Stockholder Representative, to the extent any such Stockholder Representative is a corporation or partnership, represents and warrants to each of the other parties hereto that it is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the corporate or partnership power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Indemnity Agreement by it has been duly authorized and approved by all necessary corporate or partnership action; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

          (b) Each Stockholder Representative, to the extent such Stockholder Representative is an individual, represents to each of the other parties hereto that he or she has the power and authority to execute and deliver this Indemnity Agreement and to perform his or her obligations hereunder; that this Indemnity Agreement constitutes his or her legal, valid and binding obligation, enforceable against him or her in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by him or her will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he or she is a party or his or her properties or assets may be bound.

          10.  Benefit; Successor and Assigns.

          This Indemnity Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any person to whom the rights of Mergerco may be assigned under the Merger Agreement and to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of their respective stock or assets and that the Indemnity Agent may assign its rights hereunder to a successor Indemnity Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Indemnity Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

          11.  Notices.

          All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private prepaid overnight courier addressed as follows:

          If to the Indemnity Agent:

          The First National Bank of Chicago
          One First National Plaza - Suite 0673
          Chicago, Illinois  60670-0673
                    Attention:  Corporate Trust Administrator


          If to Parent or any Parent Group Member, to it:

          c/o Tellabs International, Inc.
          1000 Remington Boulevard
          Bolingbrook, IL  60440
          Attention: President

          And to:

          Tellabs Operations, Inc.
          4951 Indiana Avenue
          Lisle, IL  60532
          Attention:  General Counsel

          With copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, IL  60603
          Attention:  Thomas A. Cole
                      Imad I. Qasim


          If to the Stockholder Representatives:

          __________________

          __________________

          __________________

          With copy to:

          Foley, Hoag & Eliot
          One Post Office Square
          Boston, Massachusetts  02109
          Attention:  David R. Pierson


or such other address as the Indemnity Agent, Parent or the Stockholder Representatives, as the case may be, shall designate in writing to the parties hereto; provided that the Stockholder Representatives may not specify more than one address at any time.

          12.  Governing Law.

          This Indemnity Agreement shall be governed by and construed in accordance with the laws (as opposed to conflicts of law provisions) of the State of Illinois.

          13.  Counterparts.

          This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



          14.  Headings.

          The section headings contained in this Indemnity
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity
Agreement.

          15.  Partial Invalidity.

          Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          16.  Entire Agreement; Modification and Waiver.

          This Indemnity Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Indemnity Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Indemnity Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Indemnity Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Indemnity Agreement. No delay by any party to or any beneficiary of this Indemnity Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Indemnity Agreement as of the date first above written.

                              THE FIRST NATIONAL BANK OF CHICAGO


                              By: _______________________________

                              Its: ______________________________


                              TELLABS, INC.


                              By: _______________________________

                              Its: ______________________________



                              _______________________________
                              Stockholder Representatives


                              _______________________________
                              Stockholder Representatives







Listed below are the Schedules to the Merger Agreement which have been omitted from this exhibit. The issuer will supplementally furnish a copy of any omitted Schedules to the Commission upon request.

                               Schedules
                               ---------


-  Representations and Warranties of the Company
   5.1  Organization and Capital Structure
        Schedule 5.1(a)
        Schedule 5.1(b)
        Schedule 5.1(c)
        Schedule 5.1(e)
        Schedule 5.1(f)

   5.2  Subsidiaries and Investments
        Schedule 5.2

   5.3  Authority
        Schedule 5.3

   5.4  Financial Statements
        Schedule 5.4

   5.5  Operations Since Balance Sheet Date
        Schedule 5.5(a)
        Schedule 5.5(b)

   5.6  No Undisclosed Liabilities
        Schedule 5.6

   5.7  Taxes
        Schedule 5.7

   5.8  Availability of Assets and Legality of Use
        Schedule 5.8

   5.9  Governmental Permits
        Schedule 5.9(a)
        Schedule 5.9(b)

-  Representations and Warranties of the Company
   5.11 Real Property Leases
        Schedule 5.11

   5.13 Personal Property
        Schedule 5.13

   5.14 Personal Property Leases
        Schedule 5.14

   5.15 Intellectual Property; Software
        Schedule 5.15

   5.17 Title to Property
        Schedule 5.17

   5.18 Employee Benefit Plans
        Schedule 5.18(a)
        Schedule 5.18(b)
        Schedule 5.18(c)
        Schedule 5.18(e)
        Schedule 5.18(f)
        Schedule 5.18(i)

   5.19 Employee Relations
        Schedule 5.19(a)
        Schedule 5.19(b)

   5.20 Contracts; Products Warranties
        Schedule 5.20

   5.21 Status of Contracts
        Schedule 5.21

   5.22 No Violation, Litigation or Regulatory Action
        Schedule 5.22

-  Representations and Warranties of the Company
   5.23 Environmental Matters
        Schedule 5.23

   5.24 Insurance
        Schedule 5.24

   5.25 Customers and Suppliers
        Schedule 5.25

   5.26 Budgets
        Schedule 5.26


-  Representations and Warranties of the Parent and Mergerco
   6.4  No Litigation or Regulatory Action
        Schedule 6.4


-  Conditions Precedent to Obligations of Parent and Mergerco
   9.5  Necessary Consents
        Schedule 9.5